Exhibit 99.4

ITEM 8. FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

NEWS CORPORATION

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Page

Report of Independent Registered Public Accounting Firm on Financial Statements	F - 1
Consolidated Statements of Operations for the fiscal years ended June 30, 2010, 2009 and 2008	F – 2
Consolidated Balance Sheets as of June 30, 2010 and 2009	F – 3
Consolidated Statements of Cash Flows for the fiscal years ended June 30, 2010, 2009 and 2008	F – 4
Consolidated Statements of Equity and Other Comprehensive Income for the fiscal years ended June 30, 2010, 2009 and 2008	F – 5
Notes to the Consolidated Financial Statements	F – 6

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM ON FINANCIAL STATEMENTS

To the Stockholders and Board of Directors of News Corporation:

We have audited the accompanying consolidated balance sheets of News Corporation as of June 30, 2010 and 2009, and the related consolidated statements of operations, cash flows, and equity and other comprehensive income for each of the three years in the period ended June 30, 2010. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of News Corporation at June 30, 2010 and 2009, and the consolidated results of its operations and its cash flows for each of the three years in the period ended June 30, 2010, in conformity with U.S. generally accepted accounting principles.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), News Corporation’s internal control over financial reporting as of June 30, 2010, based on criteria established in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated August 6, 2010 expressed an unqualified opinion thereon.

/s/ Ernst & Young LLP

New York, New York

August 6, 2010,

except for Note 19

as to which the date is November 3, 2010

NEWS CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

(IN MILLIONS, EXCEPT PER SHARE AMOUNTS)

	For the years ended June 30,
	2010	2009	2008
Revenues	$32,778	$30,423	$32,996

Operating expenses	(21,015)	(19,563)	(20,531)
Selling, general and administrative	(6,619)	(6,164)	(5,984)
Depreciation and amortization	(1,185)	(1,138)	(1,207)
Impairment and restructuring charges	(253)	(9,208)	(19)
Equity earnings (losses) of affiliates	448	(309)	327
Interest expense, net	(991)	(927)	(926)
Interest income	91	91	246
Other, net	69	1,256	2,419

Income (loss) before income tax expense	3,323	(5,539)	7,321
Income tax (expense) benefit	(679)	2,229	(1,803)

Net income (loss)	2,644	(3,310)	5,518
Less: Net income attributable to noncontrolling interests	(105)	(68)	(131)

Net income (loss) attributable to News Corporation stockholders	$2,539	$(3,378)	$5,387

Weighted average shares:
Basic	2,619	2,613	2,955
Diluted	2,628	2,613	2,971

Net income (loss) attributable to News Corporation stockholders - basic	$0.97	$(1.29)	$1.82

Net income (loss) attributable to News Corporation stockholders - diluted	$0.97	$(1.29)	$1.81

The accompanying notes are an integral part of these audited consolidated financial statements.

NEWS CORPORATION

CONSOLIDATED BALANCE SHEETS

(IN MILLIONS, EXCEPT SHARE AND PER SHARE AMOUNTS)

	As of June 30,
	2010	2009
Assets:
Current assets:
Cash and cash equivalents	$8,709	$6,540
Receivables, net	6,431	6,287
Inventories, net	2,392	2,477
Other	492	532

Total current assets	18,024	15,836

Non-current assets:
Receivables	346	282
Investments	3,515	2,957
Inventories, net	3,254	3,178
Property, plant and equipment, net	5,980	6,245
Intangible assets, net	8,306	8,925
Goodwill	13,749	14,382
Other non-current assets	1,210	1,316

Total assets	$54,384	$53,121

Liabilities and Equity:

Current liabilities:
Borrowings	$129	$2,085
Accounts payable, accrued expenses and other current liabilities	5,204	5,279
Participations, residuals and royalties payable	1,682	1,388
Program rights payable	1,135	1,115
Deferred revenue	712	772

Total current liabilities	8,862	10,639

Non-current liabilities:
Borrowings	13,191	12,204
Other liabilities	2,979	3,027
Deferred income taxes	3,486	3,276

Redeemable noncontrolling interests	325	343
Commitments and contingencies

Equity:
Class A common stock (1)	18	18
Class B common stock (2)	8	8
Additional paid-in capital	17,408	17,354
Retained earnings and accumulated other comprehensive income	7,679	5,844

Total News Corporation stockholders’ equity	25,113	23,224
Noncontrolling interests	428	408

Total equity	25,541	23,632

Total liabilities and equity	$54,384	$53,121

(1)

Class A common stock, $0.01 par value per share, 6,000,000,000 shares authorized, 1,822,301,780 shares and 1,815,449,495 shares issued and outstanding, net of 1,776,740,787 and 1,776,865,809 treasury shares at par at June 30, 2010 and 2009, respectively.

(2)

Class B common stock, $0.01 par value per share, 3,000,000,000 shares authorized, 798,520,953 shares issued and outstanding, net of 313,721,702 treasury shares at par at June 30, 2010 and 2009, respectively.

The accompanying notes are an integral part of these audited consolidated financial statements.

NEWS CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

(IN MILLIONS)

	For the years ended June 30,
	2010	2009	2008
Operating activities:
Net income (loss)	$2,644	$(3,310)	$5,518
Adjustments to reconcile net income (loss) to cash provided by operating activities:
Depreciation and amortization	1,185	1,138	1,207
Amortization of cable distribution investments	84	88	80
Equity (earnings) losses of affiliates	(448)	309	(327)
Cash distributions received from affiliates	317	298	350
Impairment charges (net of tax of $19 million, $1,707 million and nil, respectively)	181	7,189	—
Other, net	(69)	(1,256)	(2,419)
Change in operating assets and liabilities, net of acquisitions:
Receivables and other assets	(282)	194	(885)
Inventories, net	(110)	(485)	(587)
Accounts payable and other liabilities	352	(1,917)	988

Net cash provided by operating activities	3,854	2,248	3,925

Investing activities:
Property, plant and equipment, net of acquisitions	(914)	(1,101)	(1,443)
Acquisitions, net of cash acquired	(143)	(809)	(5,560)
Investments in equity affiliates	(428)	(403)	(799)
Other investments	(85)	(76)	(125)
Proceeds from sale of investments, other non-current assets and business disposals	1,257	1,762	1,580

Net cash used in investing activities	(313)	(627)	(6,347)

Financing activities:
Borrowings	1,027	1,040	1,292
Repayment of borrowings	(2,080)	(343)	(728)
Issuance of shares	24	4	90
Repurchase of shares	—	—	(939)
Dividends paid	(418)	(366)	(373)
Purchase of subsidiary shares from noncontrolling interest	—	(38)	(7)
Other, net	2	18	22

Net cash (used in) provided by financing activities	(1,445)	315	(643)

Net increase (decrease) in cash and cash equivalents	2,096	1,936	(3,065)
Cash and cash equivalents, beginning of year	6,540	4,662	7,654
Exchange movement of opening cash balance	73	(58)	73

Cash and cash equivalents, end of year	$8,709	$6,540	$4,662

The accompanying notes are an integral part of these audited consolidated financial statements.

NEWS CORPORATION

CONSOLIDATED STATEMENTS OF EQUITY AND OTHER COMPREHENSIVE INCOME

(IN MILLIONS)

	Class A Common Stock		Class B Common Stock
	Shares	Amount	Shares	Amount	Additional Paid-In Capital	Retained Earnings and Accumulated Other Comprehensive Income	Total News Corporation Equity	Noncontrolling Interests (1)	Total Equity
Balance. June 30, 2007	2,139	$21	987	$10	$27,333	$5,558	$32,922	$286	$33,208
Net income	—	—	—	—	—	5,387	5,387	101	5,488
Unrealized holding losses on securities, net of tax	—	—	—	—	—	(69)	(69)	—	(69)
Benefit plan adjustments	—	—	—	—	—	(86)	(86)	—	(86)
Foreign currency translation adjustments	—	—	—	—	—	976	976	8	984

Comprehensive income	—	—	—	—	—	6,208	6,208	109	6,317
Acquisitions	—	—	—	—	31	—	31	—	31
Dividends declared	—	—	—	—	—	(338)	(338)	—	(338)
Shares issued	16	—	—	—	328	—	328	—	328
Shares repurchased	(345)	(3)	(188)	(2)	(10,527)	—	(10,532)	—	(10,532)
Change in value of redeemable noncontrolling interest and other	—	—	—	—	49	(45)	4	236	240

Balance. June 30, 2008	1,810	$18	799	$8	$17,214	$11,383	$28,623	$631	$29,254
Net (loss) income	—	—	—	—	—	(3,378)	(3,378)	72	(3,306)
Unrealized holding gains on securities, net of tax	—	—	—	—	—	2	2	—	2
Benefit plan adjustments	—	—	—	—	—	(92)	(92)	—	(92)
Foreign currency translation adjustments	—	—	—	—	—	(1,671)	(1,671)	(22)	(1,693)

Comprehensive income	—	—	—	—	—	(5,139)	(5,139)	50	(5,089)
Dividends declared	—	—	—	—	—	(314)	(314)	—	(314)
Shares issued	5	—	—	—	77	—	77	—	77
Change in value of redeemable noncontrolling interest and other	—	—	—	—	63	(86)	(23)	(273)	(296)

Balance. June 30, 2009	1,815	$18	799	$8	$17,354	$5,844	$23,224	$408	$23,632
Net income						2,539	2,539	96	2,635
Unrealized holding gains on securities, net of tax	—	—	—	—	—	49	49	—	49
Benefit plan adjustments	—	—	—	—	—	(208)	(208)	—	(208)
Foreign currency translation adjustments	—	—	—	—	—	(248)	(248)	1	(247)

Comprehensive income	—	—	—	—	—	2,132	2,132	97	2,229
Dividends declared	—	—	—	—	—	(353)	(353)	—	(353)
Shares issued	7	—	—	—	83	—	83	—	83
Change in value of redeemable noncontrolling interest and other	—	—	—	—	(29)	56	27	(77)	(50)

Balance. June 30, 2010	1,822	$18	799	$8	$17,408	$7,679	$25,113	$428	$25,541

(1)

Net income attributable to noncontrolling interests excludes $9 million, $(4) million and $30 million relating to redeemable noncontrolling interests which is reflected in temporary equity for the fiscal years ended June 30, 2010, 2009 and 2008, respectively. Foreign currency translation adjustments exclude $(3) million, $(16) million and $4 million relating to redeemable noncontrolling interests for the fiscal years ended June 30, 2010, 2009 and 2008, respectively. Other activity attributable to noncontrolling interests excludes $(24) million, nil and $53 million relating to redeemable noncontrolling interests for the fiscal years ended June 30, 2010, 2009 and 2008, respectively.

The accompanying notes are an integral part of these audited consolidated financial statements.

NEWS CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1. DESCRIPTION OF BUSINESS

News Corporation and its subsidiaries (together, “News Corporation” or the “Company”) is a Delaware corporation. News Corporation is a diversified global media company, which manages and reports its businesses in six segments: Cable Network Programming, which principally consists of the production and licensing of programming distributed through cable television systems and direct broadcast satellite (“DBS”) operators primarily in the United States, Latin America, Europe and Asia; Filmed Entertainment, which principally consists of the production and acquisition of live-action and animated motion pictures for distribution and licensing in all formats in all entertainment media worldwide, and the production of original television programming worldwide; Television, which principally consists of the broadcasting of network programming in the United States and the operation of 27 full power broadcast television stations, including nine duopolies, in the United States (of these stations, 17 are affiliated with the Fox Broadcasting Company (“FOX”) and ten are affiliated with MyNetworkTV Programming Distribution Service, Inc. (“MyNetworkTV”) programming distribution service); Direct Broadcast Satellite Television, which consists of the distribution of basic and premium programming services via satellite and broadband directly to subscribers in Italy; Publishing which principally consists of the publication of newspapers in the United Kingdom, Australia and the United States as well as the provision of information services, the publication of English language books throughout the world and the publication of free-standing inserts and provision of in-store marketing products and services in the United States and Canada; and Other, which includes the Company’s digital media properties and News Outdoor Group (“News Outdoor”), an advertising business which offers display advertising primarily in outdoor locations throughout Russia and Eastern Europe.

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of consolidation

The consolidated financial statements include the accounts of all majority-owned and controlled subsidiaries. In addition, the Company evaluates its relationships with other entities to identify whether they are variable interest entities as defined by Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 810-10, “Consolidation” (“ASC 810-10”), and to assess whether it is the primary beneficiary of such entities. If the determination is made that the Company is the primary beneficiary, then that entity is consolidated in accordance with ASC 810-10. All significant intercompany accounts and transactions have been eliminated in consolidation, including the intercompany portion of transactions with equity method investees.

Changes in the Company’s ownership interest in a consolidated subsidiary where a controlling financial interest is retained are accounted for as a capital transaction. When the Company ceases to have a controlling interest in a consolidated subsidiary the Company will recognize a gain or loss in net income upon deconsolidation.

Certain fiscal 2009 and fiscal 2008 amounts have been reclassified to conform to the fiscal 2010 presentation.

The Company maintains a 52-53 week fiscal year ending on the Sunday nearest to June 30. Fiscal 2010, fiscal 2009 and fiscal 2008 were comprised of 52 weeks and ended on June 27, 2010, June 28, 2009 and June 29, 2008, respectively. For convenience purposes, the Company continues to date its financial statements as of June 30.

Use of estimates

The preparation of the Company’s Consolidated Financial Statements in conformity with generally accepted accounting principles in the United States (“GAAP”) requires management to make estimates and assumptions that affect the amounts that are reported in the consolidated financial statements and accompanying disclosures. Actual results could differ from those estimates.

Cash and cash equivalents

Cash and cash equivalents consist of cash on hand and marketable securities with original maturities of three months or less.

Concentration of credit risk

Cash and cash equivalents are maintained with several financial institutions. The Company has deposits held with banks that exceed the amount of insurance provided on such deposits. Generally, these deposits may be redeemed upon demand and are maintained with financial institutions of reputable credit and, therefore, bear minimal credit risk.

NEWS CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Receivables, net

Receivables, net are presented net of an allowance for returns and doubtful accounts, which is an estimate of amounts that may not be collectible. In determining the allowance for returns, management analyzes historical returns, current economic trends and changes in customer demand and acceptance of the Company’s products. Based on this information, management reserves a percentage of each dollar of product sales that provide the customer with the right of return. The allowance for doubtful accounts is estimated based on historical experience, receivable aging, current economic trends and specific identification of certain receivables that are at risk of not being paid. In light of the recent volatility in the global economies, the Company’s estimates and judgments with respect to the collectability of its receivables have become subject to greater uncertainty than in more stable periods.

Receivables, net consist of:

	At June 30,
	2010	2009
	(in millions)
Total receivables	$7,947	$7,727
Allowances for returns and doubtful accounts	(1,170)	(1,158)

Total receivables, net	6,777	6,569
Less: current receivables, net	6,431	6,287

Non-current receivables, net	$346	$282

Inventories

Filmed Entertainment Costs:

In accordance with ASC 926-605, “Entertainment –Films Revenue Recognition” (“ASC 926-605”) Filmed Entertainment costs include capitalized production costs, overhead and capitalized interest costs, net of any amounts received from outside investors. These costs, as well as participations and talent residuals, are recognized as operating expenses on an individual film or network series basis in the ratio that fiscal 2010’s gross revenues bear to management’s estimate of total remaining ultimate gross revenues. Television production costs incurred in excess of the amount of revenue contracted for each episode in the initial market are expensed as incurred on an episode-by-episode basis. Estimates for initial syndication and basic cable revenues are not included in the estimated lifetime revenues of network series until such sales are probable. Television production costs incurred subsequent to the establishment of secondary markets are capitalized and amortized. Marketing costs and development costs under term deals are charged as operating expenses as incurred. Development costs for projects not produced are written-off at the earlier of the time the decision is made not to develop the story or after three years.

Filmed Entertainment costs are stated at the lower of unamortized cost or estimated fair value on an individual motion picture or television product basis. Revenue forecasts for both motion pictures and television products are continually reviewed by management and revised when warranted by changing conditions. When estimates of total revenues and other events or changes in circumstances indicate that a motion picture or television production has a fair value that is less than its unamortized cost, a loss is recognized currently for the amount by which the unamortized cost exceeds the film or television production’s fair value.

Programming Costs:

In accordance with ASC 920, “Entertainment – Broadcasters,” costs incurred in acquiring program rights or producing programs for the Television, DBS and Cable Network Programming segments are capitalized and amortized over the license period or projected useful life of the programming. Program rights and the related liabilities are recorded at the gross amount of the liabilities when the license period has begun, the cost of the program is determinable and the program is accepted and available for airing. Television broadcast network and original cable programming are amortized on an accelerated basis. The Company has single and multi-year contracts for broadcast rights of programs and sporting events. At the inception of these contracts and at least annually, the Company evaluates the recoverability of the costs associated therewith, using aggregate estimated advertising and other revenues directly attributable to the program material and related expenses. Where an evaluation indicates that a multi-year contract will result in an ultimate loss, additional amortization is provided. The costs of national sports contracts at FOX are charged to expense based on the ratio of each period’s operating profits to estimated total remaining operating profit of the contract. Estimates of total operating profit can change and, accordingly, are reviewed periodically and amortization is adjusted as necessary. Such changes in the future could be material.

NEWS CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

The costs of local and regional sports contracts for a specified number of events are amortized on an event-by-event basis while costs for local and regional sports contracts for a specified season are amortized over the season on a straight-line basis.

Inventories for other divisions are valued at the lower of cost or net realizable value. Cost is primarily determined by the first in, first out average cost method or by specific identification.

Investments

Investments in and advances to equity or joint ventures in which the Company has significant influence, but less than a controlling voting interest, are accounted for using the equity method. Significant influence is generally presumed to exist when the Company owns an interest between 20% and 50% and exercises significant influence. In certain circumstances, investments for which the Company owns more than 50% but does not control policy decisions would be accounted for by the equity method.

Under the equity method of accounting the Company includes its investment and amounts due to and from its equity method investments in its consolidated balance sheets. The Company’s consolidated statements of operations include the Company’s share of the investees’ earnings (losses) and the Company’s consolidated statements of cash flows include all cash received from or paid to the investee.

The difference between the Company’s investment and its share of the fair value of the underlying net assets of the investee is first allocated to either finite-lived intangibles or indefinite-lived intangibles and the balance is attributed to goodwill. The Company follows ASC 350, “Intangibles—Goodwill and Other” (“ASC 350”), which requires that equity method finite-lived intangibles be amortized over their estimated useful life while indefinite-lived intangibles and goodwill are not amortized.

Investments in which the Company has no significant influence (generally less than a 20% ownership interest) or does not exert significant influence are designated as available-for-sale investments if readily determinable market values are available. If an investment’s fair value is not readily determinable, the Company accounts for its investment at cost. The Company reports available-for-sale investments at fair value based on quoted market prices. Unrealized gains and losses on available-for-sale investments are included in accumulated other comprehensive income, net of applicable taxes and other adjustments until the investment is sold or considered impaired. Dividends and other distributions of earnings from available-for-sale investments and cost investments are included in Interest income in the consolidated statements of operations when declared.

Property, plant and equipment

Property, plant and equipment are stated at cost. Depreciation is provided using the straight-line method over an estimated useful life of two to 50 years. Leasehold improvements are amortized using the straight-line method over the shorter of their useful lives or the life of the lease. Costs associated with the repair and maintenance of property are expensed as incurred. Changes in circumstances, such as technological advances or changes to the Company’s business model or capital strategy, could result in the actual useful lives differing from the Company’s estimates. In those cases where the Company determines that the useful life of buildings and equipment should be shortened, the Company would depreciate the asset over its revised remaining useful life, thereby increasing depreciation expense.

Goodwill and intangible assets

The Company has a significant amount of intangible assets, including goodwill, film and television libraries, Federal Communications Commission (“FCC”) licenses, newspaper mastheads, distribution networks, publishing rights and other copyright products and trademarks. Goodwill is recorded as the difference between the cost of acquiring entities and amounts assigned to their tangible and identifiable intangible net assets. In accordance with ASC 350, the Company’s goodwill and indefinite-lived intangible assets, which primarily consist of FCC licenses, are tested annually for impairment or earlier if events occur or circumstances change that would more likely than not reduce the fair value below its carrying amount. Intangible assets with finite lives are generally amortized over their estimated useful lives. This impairment assessment of indefinite-lived intangibles compares the fair value of these intangible assets to their carrying value.

The Company’s goodwill impairment reviews are determined using a two-step process. The first step of the process is to compare the fair value of a reporting unit with its carrying amount, including goodwill. If the fair value of a reporting unit exceeds its carrying amount, the goodwill of the reporting unit is not impaired and the second step of the impairment review is not necessary. If the

NEWS CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

carrying amount of a reporting unit exceeds its fair value, the second step of the goodwill impairment review is required to be performed to estimate the implied fair value of the reporting unit’s goodwill. The implied fair value of the reporting unit’s goodwill is compared with the carrying amount of that goodwill. If the carrying amount of the reporting unit’s goodwill exceeds the implied fair value of that goodwill, an impairment loss is recognized in an amount equal to that excess.

Asset impairments

Investments

Equity method investments are regularly reviewed for impairment by initially comparing their fair value to their respective carrying amounts each quarter. The Company determines the fair value of its public company investments by reference to their publicly traded stock price. With respect to private company investments, the Company makes its estimate of fair value by considering other available information, including recent investee equity transactions, discounted cash flow analyses, estimates based on comparable public company operating multiples and, in certain situations, balance sheet liquidation values. If the fair value of the investment has dropped below the carrying amount, management considers several factors when determining whether an other-than-temporary decline in market value has occurred, including the length of the time and extent to which the market value has been below cost, the financial condition and near-term prospects of the issuer, the intent and ability of the Company to retain its investment in the issuer for a period of time sufficient to allow for any anticipated recovery in market value and other factors influencing the fair market value, such as general market conditions.

The Company regularly reviews available-for-sale investment securities for other-than-temporary impairment based on criteria that include the extent to which the investment’s carrying value exceeds its related market value, the duration of the market decline, the Company’s ability to hold until recovery and the financial strength and specific prospects of the issuer of the security.

The Company regularly reviews investments accounted for at cost for other-than-temporary impairment based on criteria that include the extent to which the investment’s carrying value exceeds its related estimated fair value, the duration of the estimated fair value decline, the Company’s ability to hold until recovery and the financial strength and specific prospects of the issuer of the security.

Long-lived assets

ASC 360, “Property, Plant, and Equipment,” (“ASC 360”) and ASC 350 require that the Company periodically review the carrying amounts of its long-lived assets, including property, plant and equipment and finite-lived intangible assets, to determine whether current events or circumstances indicate that such carrying amounts may not be recoverable. If the carrying amount of the asset is greater than the expected undiscounted cash flows to be generated by such asset, an impairment adjustment is recognized if the carrying value of such assets exceeds their fair value. The Company generally measures fair value by considering sale prices for similar assets or by discounting estimated future cash flows using an appropriate discount rate. Considerable management judgment is necessary to estimate the fair value of assets, accordingly, actual results could vary significantly from such estimates. Assets to be disposed of are carried at the lower of their financial statement carrying amount or fair value less their costs to sell.

Financial instruments

The carrying value of the Company’s financial instruments, including cash and cash equivalents and cost investments, approximate fair value. The fair value of financial instruments is generally determined by reference to market values resulting from trading on a national securities exchange or in an over-the-counter market. Derivative instruments embedded in other contracts, such as exchangeable securities, are separated into their host and derivative financial instrument components. The derivative component is recorded at its estimated fair value in the consolidated balance sheets with changes in estimated fair value recorded in Other, net in the consolidated statements of operations.

The TOPrS warrants and the BUCS were exercisable/convertible into ordinary shares of British Sky Broadcasting Group plc (“BSkyB”). During fiscal 2010, the Company redeemed all of its outstanding TOPrS and BUCS (See Note 11 – Exchangeable Securities). The Company used the following assumptions to determine the fair value of the TOPrS warrants as of June 30, 2009: Stock price: $7.42; Exercise price: $10.80; Historical volatility: 18.9%; Risk free rate: 2.83%; Expected term: 7.38 years; and Dividend yield: 2.4%.

In determining the fair value of the BUCS conversion feature, the Company calculated the difference between (i) the average of the bid and asked prices for the BUCS as of each valuation date and (ii) the estimated value of a “straight” bond (i.e., no exchange feature) using the period from the valuation date to the date of the first put. Key assumptions as of June 30, 2009 used to estimate the value of the straight bond were as follows: News Corporation credit spread: 73bps; and Risk-free rate: 1.33%.

NEWS CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Guarantees

The Company follows ASC 460, “Guarantees” (“ASC 460”). ASC 460 requires a guarantor to recognize, at the inception of a guarantee, a liability for the fair value of the obligation undertaken in issuing certain guarantees.

Revenue recognition

Revenue is recognized when persuasive evidence of an arrangement exists, the fees are fixed or determinable, the product or service has been delivered and collectability is reasonably assured. The Company considers the terms of each arrangement to determine the appropriate accounting treatment.

Television, Cable Network Programming and DBS:

Advertising revenue is recognized as the commercials are aired. Subscriber fees received from cable systems and DBS operators for cable network programming are recognized as revenue in the period services are provided. DBS subscription and pay-per-view revenues are recognized when programming is broadcast to subscribers, while fees for equipment rental are recognized as revenue on a straight-line basis over the contract period.

The Company classifies the amortization of cable distribution investments (capitalized fees paid to a cable or DBS operator to facilitate the launch of a cable network) against revenue in accordance with ASC 605-50, “Revenue Recognition—Customer Payments and Incentives” (“ASC 605-50”). The Company defers the cable distribution investments and amortizes the amounts on a straight-line basis over the contract period.

Filmed Entertainment:

Revenues are recognized in accordance with ASC 926-605. Revenues from the distribution of motion pictures are recognized as they are exhibited, and revenues from home entertainment sales, net of a reserve for estimated returns, are recognized on the date that DVD units are made available for sale by retailers and all Company-imposed restrictions on the sale of DVD units have expired.

License agreements for the broadcast of theatrical and television product in the broadcast network, syndicated television and cable television markets are routinely entered into in advance of their available date for broadcast. Cash received and amounts billed in connection with such contractual rights for which revenue is not yet recognizable is classified as deferred revenue. Because deferred revenue generally relates to contracts for the licensing of theatrical and television products which have already been produced, the recognition of revenue for such completed product is principally only dependent upon the commencement of the availability period for broadcast under the terms of the related licensing agreement.

Publishing

Advertising revenue from newspapers and integrated marketing services is recognized when the advertisements are published. Subscription revenues from the Company’s print and online publications and electronic information services is recognized as earned, pro rata on a per-issue basis, over the subscription period. Revenues earned from book publishing are recognized upon passing of control to the buyer.

Sales returns

Consistent with industry practice, certain of the Company’s products, such as home entertainment products, books and newspapers, are sold with the right of return. The Company records, as a reduction of revenue, the estimated impact of such returns. In determining the estimate of product sales that will be returned, management analyzes historical returns, current economic trends and changes in customer demand and acceptance of the Company’s product. Based on this information, management reserves a percentage of each dollar of product sales that provide the customer with the right of return.

Multiple Element Arrangements

Revenues or costs derived from contracts that contain multiple products and services are allocated based on the relative fair value of each delivered or purchased item. If the Company has fair value evidence for each product or service being delivered or purchased, it accounts for each separately, based on the relevant revenue or cost recognition accounting policies. In the event the fair value of the two elements cannot be established, revenue or expense would be recognized over the term of the contract.

NEWS CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Subscriber acquisition costs

Subscriber acquisition costs in the DBS segment primarily consist of amounts paid for third-party customer acquisitions, which consist of the cost of commissions paid to authorized retailers and dealers for subscribers added through their respective distribution channels and the cost of hardware and installation subsidies for subscribers. All costs, including hardware, installation and commissions, are expensed upon activation. However, where legal ownership is retained in the equipment, the cost of the equipment is capitalized and depreciated over the useful life. Additional components of subscriber acquisition costs include the cost of print, radio and television advertising, which are expensed as incurred.

Advertising expenses

The Company expenses advertising costs as incurred, including advertising expenses for theatrical and television product in accordance with ASC 720-35, “Other Expenses - Advertising Cost.” Advertising expenses recognized totaled $2.5 billion for each of the fiscal years ended June 30, 2010, 2009 and 2008.

Translation of foreign currencies

Income and expense accounts of foreign subsidiaries and affiliates are translated into U.S. dollars using the current rate method, whereby trading results are converted at the average rate of exchange for the period and assets and liabilities are converted at the closing rates on the period end date. The resulting translation adjustments are accumulated as a component of accumulated other comprehensive income. Gains and losses from foreign currency transactions are included in income for the period.

Capitalization of interest

Interest cost on funds invested in major projects, primarily theatrical productions, with substantial development and construction phases are capitalized until production or operations commence. Once production or operations commence, the interest costs are expensed as incurred. Capitalized interest is amortized over future periods on a basis consistent with that of the project to which it relates. Total interest capitalized was $44 million, $55 million and $44 million, for the fiscal years ended June 30, 2010, 2009 and 2008, respectively. Amortization of capitalized interest for the fiscal years ended June 30, 2010, 2009 and 2008 was $73 million, $50 million and $33 million, respectively.

Income taxes

The Company accounts for income taxes in accordance with ASC 740, “Income Taxes” (“ASC 740”). ASC 740 requires an asset and liability approach for financial accounting and reporting for income taxes. Under the asset and liability approach, deferred taxes are provided for the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Valuation allowances are established where management determines that it is more likely than not that some portion or all of a deferred tax asset will not be realized. Deferred taxes have not been provided on the cumulative undistributed earnings of foreign subsidiaries to the extent amounts are expected to be reinvested indefinitely.

On July 1, 2007, the Company adopted the additional provisions of ASC 740 relating to the accounting for uncertainty in income taxes, which did not have a material impact to the Company’s liability for unrecognized tax benefits. The effects of the initial adoption on the Company’s consolidated balance sheets as of June 30, 2007 included an increase in Other liabilities of approximately $1.2 billion offset by a similar reduction in deferred income taxes as of July 1, 2007.

Earnings per share

Basic earnings per share for the Class A common stock, par value $0.01 per share (“Class A Common Stock”), and Class B common stock, par value $0.01 per share (“Class B Common Stock”) is calculated by dividing Net income (loss) attributable to News Corporation stockholders by the weighted average number of shares of Class A Common Stock and Class B Common Stock outstanding. Diluted earnings per share for Class A Common Stock and Class B Common Stock is calculated similarly, except that the calculation includes the dilutive effect of the assumed issuance of shares issuable under the Company’s equity-based compensation plans and the dilutive effect of convertible securities.

NEWS CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Comprehensive income

The Company follows ASC 220, “Comprehensive Income,” for the reporting and display of comprehensive income. The components of accumulated comprehensive income were as follows:

	For the years ended June 30,
	2010	2009	2008
	(in millions)
Accumulated other comprehensive income, net of tax:
Unrealized holding gains (losses) on securities:
Balance, beginning of year	$73	$71	$140
Fiscal year activity	49	2	(69)

Balance, end of year	122	73	71

Pension plan adjustments:
Balance, beginning of year	(383)	(291)	(205)
Fiscal year activity	(208)	(92)	(86)

Balance, end of year	(591)	(383)	(291)

Foreign currency translation adjustments:
Balance, beginning of year	315	1,986	1,010
Fiscal year activity (1)	(248)	(1,671)	976

Balance, end of year	67	315	1,986

Total accumulated other comprehensive income, net of tax
Balance, beginning of year	5	1,766	945
Fiscal year activity, net of income tax benefit of $74 million, $70 million and $61 million	(407)	(1,761)	821

Balance, end of year	$(402)	$5	$1,766

(1)	Excludes $(2) million, $(38) million and $12 million relating to noncontrolling interests and redeemable noncontrolling interests for the fiscal years ended June 30, 2010, 2009 and 2008, respectively.

Equity based compensation

The Company accounts for share based payments in accordance with ASC 718, “Compensation—Stock Compensation” (“ASC 718”). ASC 718 requires that the cost resulting from all share-based payment transactions be recognized in the consolidated financial statements. ASC 718 establishes fair value as the measurement objective in accounting for share-based payment arrangements and requires all companies to apply a fair-value-based measurement method in accounting for generally all share-based payment transactions with employees.

Derivatives

ASC 815, “Derivatives and Hedging” (“ASC 815”), requires every derivative instrument (including certain derivative instruments embedded in other contracts) to be recorded on the balance sheet at fair value as either an asset or a liability (See Note 7 – Fair Value). ASC 815 also requires that changes in the fair value of recorded derivatives be recognized currently in earnings unless specific hedge accounting criteria are met.

The Company uses financial instruments designated as cash flow hedges to hedge its limited exposures to foreign currency exchange risks associated with the costs for producing or acquiring films and television programming abroad. All cash flow hedges are recorded at fair value on the consolidated balance sheets. (See Note 7 – Fair Value) The effective changes in fair value of derivatives designated as cash flow hedges are recorded in accumulated other comprehensive income with foreign currency translation adjustments. Amounts are reclassified from accumulated other comprehensive income when the underlying hedged item is recognized in earnings. If derivatives are not designated as hedges, changes in fair value are recorded in earnings as Other, net in the consolidated statements of operations. (See Note 11 - Exchangeable Securities)

NEWS CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Recent accounting pronouncements

On July 1, 2009, the Company adopted the provisions of ASC 805 “Business Combinations” (“ASC 805”), which significantly changed the Company’s accounting for business combinations on a prospective basis in a number of areas, including the treatment of contingent consideration, preacquisition contingencies, transaction costs and restructuring costs. In addition, under ASC 805, changes in an acquired entity’s deferred tax assets and uncertain tax positions after the measurement period are included in income tax expense.

On July 1, 2009, the Company adopted the new provisions of ASC 810 “Consolidation” (“ASC 810”), which changed the accounting and reporting for minority interests. As a result of the adoption of these provisions, minority interests have been recharacterized as noncontrolling interests and classified as a component of equity, with the exception of redeemable noncontrolling interests. In accordance with ASC 810, the presentation and disclosure requirements for existing noncontrolling interests were applied retrospectively. All other requirements of these provisions were applied prospectively.

On July 1, 2009, the Company adopted the new provisions of ASC 350, which set forth the factors to be considered in developing renewal or extension assumptions used to determine the useful life of a recognizable intangible asset and is intended to improve the consistency between the useful life of a recognizable intangible asset and the period of expected cash flows used to measure the fair value of that asset. This adoption changed the Company’s determination of useful lives for intangible assets on a prospective basis.

On July 1, 2009, the Company adopted the additional provisions of ASC 820 “Fair Value Measurement and Disclosure” (“ASC 820”), which apply to non-recurring fair value measurements of non-financial assets and liabilities, such as measurement of potential impairments of goodwill, other intangible assets, other long-lived assets and non-financial assets held by a pension plan. These additional provisions also apply to the fair value measurements of non-financial assets acquired and liabilities assumed in business combinations. The Company’s adoption of the additional provisions of ASC 820 did not have a material effect on the Company’s consolidated financial statements.

In August 2009, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2009-05 “Fair Value Measurements and Disclosures (Topic 820) - Measuring Liabilities at Fair Value” (“ASU 2009-05”). ASU 2009-05 amends Subtopic 820-10 “Fair Value Measurements and Disclosures – Overall” and provides clarification on the methods to be used in circumstances in which a quoted price in an active market for the identical liability is not available.

In June 2010, the Company adopted the provisions of ASC 715 “Compensation – Retirement Benefits,” which expand the disclosure requirements of defined benefit plans. The expanded disclosure requirements include: (i) investment policies and strategies; (ii) the major categories of plan assets; (iii) the inputs and valuation techniques used to measure plan assets; (iv) the effect of fair value measurements using significant unobservable inputs on changes in plan assets for the period; and (v) significant concentrations of risk within plan assets. (See Note 17 - Pensions and Other Postretirement Benefits)

On July 1, 2010, the Company adopted the new provisions of ASC 810-10-65-2, “Transition Related to FASB Statement No. 167, Amendments to FASB Interpretation No. 46(R)”. ASC 810-10-65-2 changed the approach to determining the primary beneficiary of a variable interest entity (“VIE”) and required companies to regularly assess whether the Company is the primary beneficiary of a VIE. The Company’s adoption of ASC 810-10-65-2 did not have a material effect on the Company’s consolidated financial statements.

NOTE 3. ACQUISITIONS, DISPOSALS AND OTHER TRANSACTIONS

Fiscal 2010 Transactions

During fiscal year 2010, the Company completed two transactions related to its financial indexes businesses:

The Company sold its 33% interest in STOXX AG (“STOXX”), a European market index provider, to its partners, Deutsche Börse AG and SIX Group AG, for approximately $300 million in cash. The Company is entitled to receive additional consideration up to approximately $40 million if STOXX achieves certain revenue targets in calendar year 2010.

The Company and CME Group Inc. (“CME”) formed a joint venture to operate a global financial index service business (the “Venture”), to which the Company contributed its Dow Jones Indexes business valued at $675 million (which included the Company’s agreement to provide to the Venture an annual media credit for advertising on the Company’s Dow Jones media properties averaging approximately $3.5 million a year for a ten year term) and CME contributed a business which provides certain market data

NEWS CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

services valued at $608 million. The Company and CME own 10% and 90% of the Venture, respectively. The Venture issued approximately $613 million in third-party debt due in March 2018 that has been guaranteed by CME (the “Venture Financing”). The Venture used the proceeds from the debt issuance to make a special distribution at the time of the closing of approximately $600 million solely to the Company. The Company agreed to indemnify CME with respect to any payments of principal, premium and interest that CME makes under its guarantee of the Venture Financing and certain refinancing of such debt. In the event the Company is required to perform under this indemnity, the Company will be subrogated to and acquire all rights of CME. The maximum potential amount of undiscounted future payments related to this indemnity was approximately $828 million at June 30, 2010. The Company made a determination that there is no recognition of this potential future payment in the accompanying financial statements.

The Company has the right to cause the Venture to purchase its 10% interest at fair market value in 2016 and the Venture has the right to call the Company’s 10% interest at fair market value in 2017.

The Company’s interest in the Venture was recorded at fair value of $67.5 million, which was determined using an earnings before interest, taxes, depreciation and amortization (“EBITDA”) multiple and market-based valuation approach methodologies, and is now accounted for under the cost method of accounting. The net income, assets, liabilities, and cash flow attributable to the Dow Jones Indexes business are not material to the Company in any of the periods presented and, accordingly, have not been presented separately.

The Company recorded a combined loss of approximately $23 million on both of these transactions, which was included in Other, net in the consolidated statements of operations for the fiscal year ended June 30, 2010.

During fiscal 2010, the Company sold the majority of its terrestrial television operations in Eastern Europe led by the sale of its Bulgarian terrestrial TV business, bTV. The aggregate cash received in connection with these sales was approximately $372 million, net of expense, and a gain of approximately $195 million on these sales was included in Other, net in the consolidated statements of operations for the fiscal year ended June 30, 2010. The Company continues to operate a terrestrial TV business, FOX TV, a Turkish national general interest free-to-air broadcast television station. The net income, assets, liabilities and cash flow attributable to the terrestrial television operations sold are not material to the Company in any of the periods presented and, accordingly, have not been presented separately.

In June 2010, the Company announced that it had proposed to the board of directors of BSkyB, in which the Company currently has an approximate 39% interest, to make a cash offer of 700 pence per share for the BSkyB shares that the Company does not already own. The Company and the independent members of BSkyB’s board of directors were unable to reach a mutually agreeable price at the time of the public announcement; however, the parties entered into a cooperation agreement pursuant to which the parties agreed to work together to proceed with the regulatory process in order to facilitate a proposed transaction. There can be no assurance that the Company will make a binding offer. The Company will pay BSkyB a breakup fee of approximately $60 million as of June 20, 2010 if the regulatory approvals are obtained and the Company does not make a binding offer within five months thereafter of at least 700 pence per share. The Company believes that a potential transaction will result in increased geographic diversification of the Company’s earnings base and reduce its exposure to cyclical advertising revenues through an increase in direct consumer subscription revenues. If the Company makes a binding offer and proceeds with the proposed transaction, the Company plans to finance the transaction by using a significant portion of the available cash on its balance sheet plus borrowed funds.

Fiscal 2009 Transactions

Acquisitions

In October 2008, the Company purchased VeriSign Inc.’s (“VeriSign”) noncontrolling interest of the Jamba joint venture, which has been included in the Fox Mobile Group (“Fox Mobile”), for approximately $193 million in cash, increasing the Company’s interest to 100%. During fiscal 2010, the Company recorded an impairment charge relating to Fox Mobile’s fixed assets. During fiscal 2010 and 2009, the Company recorded impairment charges relating to Fox Mobile’s goodwill and finite-lived intangible assets. (See Note 9 – Goodwill and Other Intangible Assets)

In January 2009, the Company and Asianet TV Holdings Private Limited (“Asianet”) formed a venture (“Star Jupiter”) to provide general entertainment channels in southern India. The Company paid approximately $235 million in cash and assumed net debt of approximately $20 million for a controlling interest in four of Asianet’s channels which were combined with one of the Company’s existing channels. The Company has a controlling interest in this new venture and, accordingly, began consolidating the results in January 2009. In July 2010, the Company paid approximately $90 million in cash to increase its ownership stake to approximately 75%.

NEWS CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Disposals

In July 2008, the Company completed the sale of eight of its owned-and-operated FOX network affiliated television stations (the “Stations”) for approximately $1 billion in cash. The Stations included: WJW in Cleveland, OH; KDVR in Denver, CO; KTVI in St. Louis, MO; WDAF in Kansas City, MO; WITI in Milwaukee, WI; KSTU in Salt Lake City, UT; WBRC in Birmingham, AL; and WGHP in Greensboro, NC. In connection with the transaction, the Stations entered into new affiliation agreements with the Company to receive network programming and assumed existing contracts with the Company for syndicated programming. No portion of the sale proceeds were allocated to the new network affiliation agreements as they were negotiated at fair value and are consistent with similar pre-existing contracts with other third party-owned FOX affiliated stations. In addition, the Company recorded a gain of approximately $232 million in Other, net in the consolidated statements of operations for the fiscal year ended June 30, 2009.

In November 2008, the Company sold its ownership stake in a Polish television broadcaster to the remaining shareholders. The Company recognized a net loss of approximately $100 million on the disposal which was included in Other, net in the consolidated statements of operations for the fiscal year ended June 30, 2009.

Other transactions

In February 2009, the Company, two newly incorporated subsidiaries of funds advised by Permira Advisers LLP (the “Permira Newcos”) and the Company’s then majority-owned, publicly-held subsidiary, NDS Group plc (“NDS”), completed a transaction pursuant to which all issued and outstanding NDS Series A ordinary shares, including those represented by American Depositary Shares traded on The NASDAQ Stock Market, were acquired for per-share consideration of $63 in cash (the “NDS Transaction”). As part of the transaction, approximately 67% of the NDS Series B ordinary shares held by the Company were exchanged for $63 per share in a mix of approximately $1.5 billion in cash, which included $780 million of cash retained upon the deconsolidation of NDS, and a $242 million vendor note. Immediately prior to the consummation of the NDS Transaction, the Company owned approximately 72% of NDS through its ownership of all of the outstanding NDS Series B ordinary shares and, accordingly, included the results of NDS in the consolidated financial statements of the Company. As a result of the transaction, NDS ceased to be a public company and the Permira Newcos and the Company now own approximately 51% and 49% of NDS, respectively. The Company’s remaining interest in NDS is accounted for under the equity method of accounting. A gain of $1.2 billion was recognized on the sale of the Company’s interest and is included in Other, net in the consolidated statements of operations for the fiscal year ended June 30, 2009.

Fiscal 2008 Transactions

Acquisitions

In July 2007, the Company acquired Photobucket, a web-based provider of photo- and video-sharing services, for a total purchase price of approximately $287 million, of which $237 million was in cash and $50 million was in deferred consideration. The initial $25 million of deferred consideration was paid during the first quarter of fiscal 2009 and the remaining $25 million was paid during the first quarter of fiscal 2010. In December 2009, the Company entered into an agreement to transfer the equity and related assets of Photobucket to a mobile photo uploading platform in exchange for an equity interest in the acquirer and cash. A loss of approximately $32 million on this transaction was included in Other, net in the consolidated statements of operations for the fiscal year ended June 30, 2010. As a result of this transaction, the Company’s interest in the acquirer, which is not material, was recorded at fair value and is now accounted for under the equity method of accounting.

On December 13, 2007, the Company completed the acquisition of Dow Jones & Company, Inc. (“Dow Jones”) pursuant to the Agreement and Plan of Merger, dated as of July 31, 2007, by and among the Company, Ruby Newco LLC, a wholly-owned subsidiary of the Company (“Ruby Newco”), Dow Jones and Diamond Merger Sub Corporation, as amended (the “Merger Agreement”). Pursuant to the terms of the Merger Agreement, each outstanding share of Dow Jones common stock was converted into the right to receive, at the election of the holder, either (x) $60.00 in cash or (y) 2.8681 Class B common units of Ruby Newco. Each Class B common unit of Ruby Newco is convertible into a share of News Corporation Class A common stock par value $0.01 per share (“Class A Common Stock”). The consideration for the acquisition was approximately $5,700 million which consisted of: $5,150 million in cash, assumed net debt of approximately $330 million and approximately $200 million in equity instruments. The results of Dow Jones have been included in the Company’s consolidated statements of operations from December 13, 2007.

NEWS CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

As part of the Dow Jones acquisition, the Company assumed total debt of $378 million which consisted of: 3.875% notes due 2008 in the amount of $225 million, $131 million in commercial paper and a $22 million variable interest rate note.

In addition, in December 2007, the Company issued approximately 8 million Class B common units of Ruby Newco, approximately 7 million stock options and approximately 500,000 restricted stock units (“RSUs”) over Class A Common Stock. The total fair value of these instruments was approximately $200 million. As of June 30, 2010, approximately 7.7 million Class B common units of Ruby Newco had been converted into shares of Class A Common Stock.

The acquisition of Dow Jones was effected in December 2007 to position the Company as a leader in the financial news and information market and to enhance its ability to adapt to future challenges and opportunities within the Publishing segment and across the Company’s other related business segments.

Under the purchase method of accounting, the total purchase price is allocated to Dow Jones’ net tangible and intangible assets based upon Dow Jones’ estimated fair value as of the date of completion of the acquisition. Based upon the purchase price and the valuation performed, the purchase price allocation is as follows (in millions):

Assets acquired:
Current assets	$339
Property, plant and equipment	577
Other assets	52
Intangible assets	2,376
Goodwill	4,261

Total assets acquired	$7,605

Liabilities assumed:
Current liabilities	$589
Deferred income taxes	640
Deferred revenue	226
Other liabilities	458
Borrowings	378

Total liabilities assumed	2,291
Noncontrolling interests	165

Net assets acquired	$5,149

The Company allocated approximately $700 million to amortizable intangible assets, primarily consisting of subscriber relationship intangible assets. The pattern of economic benefits to be derived from certain amortizable intangible assets is estimated to be greater in the initial period of ownership. Accordingly, amortization expense is recognized on an accelerated basis over the remaining weighted-average useful life of 25 years. The Company also allocated approximately $1,700 million to trade names, which will not be amortized as they have an indefinite remaining useful life based primarily on their market position and the Company’s plans for continued indefinite use. Further, approximately $4,300 million was allocated to goodwill, which represents the excess of the purchase price over the fair value of the net tangible and intangible assets acquired. The goodwill is not being amortized in accordance with ASC 350, and is not deductible for tax purposes. Upon the completion of the final valuation in December 2008, all of the goodwill was allocated to the Publishing segment. During fiscal 2009, the Company recorded an impairment charge relating to the Dow Jones goodwill and indefinite-lived intangible assets of $2.8 billion which is not reflected in the table above. (See Note 9 – Goodwill and Other Intangible Assets)

The aforementioned acquisitions were all accounted for in accordance with ASC 805.

Disposals

In June 2008, the Company sold a parcel of land it owned in the United Kingdom, for total consideration of $163 million. The consideration at closing was comprised of $91 million in cash and a $72 million note, secured by the land, payable in three equal annual installments, of which two installments had been paid as of June 30, 2010. The Company recorded a pre-tax gain of $126 million on the transaction which is included in Other, net in the consolidated statements of operations for the fiscal year ended June 30, 2008.

NEWS CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Share Exchange Agreement

In February 2008, the Company closed the transactions contemplated by the share exchange agreement (the “Share Exchange Agreement”) with Liberty Media Corporation (“Liberty”). Pursuant to the terms of the Share Exchange Agreement, Liberty exchanged its entire interest in the Company’s common stock (approximately 325 million shares of Class A Common Stock and 188 million shares of Class B Common Stock for 100% of the stock of a wholly-owned subsidiary of the Company, whose holdings consisted of the Company’s approximate 41% interest (approximately 470 million shares) in The DIRECTV Group, Inc. (“DIRECTV”) constituting the Company’s entire interest in DIRECTV, three of the Company’s Regional Sports Networks (“RSNs”) (FSN Northwest, FSN Pittsburgh and FSN Rocky Mountain) (the “Three RSNs”) and approximately $625 million in cash (the “Exchange”). The Exchange resulted in the divestiture of the Company’s entire interest in DIRECTV and the Three RSNs to Liberty. The Company measured the fair market value of the shares received from Liberty at the February 27, 2008 New York Stock Exchange closing price of the Class A Common Stock (NWS-A) and Class B Common Stock (NWS) as the value of the shares was more clearly evident than the fair value of the assets surrendered. A tax-free gain of $1.7 billion on the Exchange was recognized in Other, net in the consolidated statements of operations in fiscal 2008. Upon closing of the Exchange, the Company entered into a non-competition agreement with DIRECTV and non-competition agreements with each of the Three RSNs, in each case, restricting its right to compete for a period of four years with DIRECTV and the Three RSNs in the respective regions in which such entities were operating on the closing date of the Exchange.

NOTE 4. RESTRUCTURING PROGRAMS

Fiscal 2010 Programs

During fiscal 2010, the Company recorded restructuring charges of approximately $53 million. The restructuring charges in fiscal 2010 reflect an $18 million charge related to the sales and distribution operations of the STAR channels, $19 million related to termination benefits recorded at the Publishing segment and a $16 million charge at the Other segment related to the restructuring program at Fox Mobile and accretion on facility termination obligations.

Fiscal 2009 Programs

In fiscal 2009, certain of the markets in which the Company’s businesses operate experienced a weakening in the economic climate, which adversely affected advertising revenue and other consumer driven spending. As a result, a number of the Company’s businesses implemented a series of operational actions to address the Company’s cost structure, including the restructuring of the Company’s digital media properties to align resources more closely with business priorities. This restructuring program included significant job reductions, both domestically and internationally, to enable the businesses to operate on a more cost effective basis. In conjunction with this project the Company also eliminated excess facility requirements. In fiscal 2009, several other businesses of the Company implemented similar plans including the U.K. and Australian newspapers, HarperCollins, MyNetworkTV and Fox Television Stations. During the fiscal year ended June 30, 2009, the Company recorded restructuring charges in accordance with ASC 420, “Exit or Disposal Cost Obligations”, of approximately $312 million. These charges consist of severance costs, facility related costs and other associated costs. The restructuring charges primarily relate to $20 million recorded at the Television segment, $107 million recorded at the Publishing segment and $182 million recorded at the Other segment during the fiscal year ended June 30, 2009. The Other segment included charges of approximately $178 million related to the Company’s digital media properties, $148 million of which was recorded for facility related costs.

NEWS CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Changes in the program liabilities were as follows:

	One time termination benefits	Facility related costs	Other costs	Total
	(in millions)
Balance, June 30, 2008	$—	$—	$—	$—
Additions	126	164	22	312
Payments	(62)	—	(14)	(76)
Foreign exchange movements	1	—	—	1

Balance, June 30, 2009	$65	$164	$8	$237
Additions	37	14	2	53
Payments	(68)	(24)	(4)	(96)
Foreign exchange movements	(2)	—	—	(2)

Balance, June 30, 2010	$32	$154	$6	$192

The Company expects to record an additional $50 million of restructuring charges, principally related to accretion on facility termination obligations through 2021. At June 30, 2010, restructuring liabilities of approximately $80 million and $112 million were included in the consolidated balance sheets in other current liabilities and other liabilities, respectively. Other liabilities primarily relate to additional accretion on facility termination obligations which are expected to be paid through fiscal 2021.

Dow Jones

As a result of the Dow Jones acquisition in fiscal 2008, the Company established and approved plans to integrate the acquired operations into the Company’s other newspapers and information services businesses. The cost to implement these plans consists of separation payments for certain Dow Jones executives under the change in control plan Dow Jones had established prior to the acquisition, non-cancelable lease commitments and lease termination charges for leased facilities that have or will be exited and other contract termination costs associated with the restructuring activities. During the fiscal year ended June 30, 2009, the Company recorded additional amounts relating to separation payments and non-cancelable lease commitments as purchase accounting adjustments.

Changes in the plan liabilities were as follows:

	For the years ended June 30,
	2010	2009	2008
	(in millions)
Beginning of year	$126	$180	$—
Additions	—	40	210
Payments	(58)	(94)	(30)

End of year	$68	$126	$180

The balance of the plan liabilities as of June 30, 2010 primarily includes facility related costs.

NEWS CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE 5. INVENTORIES

As of June 30, 2010, the Company’s inventories were comprised of the following:

	As of June 30,
	2010	2009
	(in millions)
Programming rights	$3,058	$3,038
Books, DVDs, paper and other merchandise	367	361
Filmed entertainment costs:
Films:
Released (including acquired film libraries)	614	533
Completed, not released	155	137
In production	508	664
In development or preproduction	98	73

	1,375	1,407

Television productions:
Released (including acquired libraries)	561	589
In production	283	256
In development or preproduction	2	4

	846	849

Total filmed entertainment costs, less accumulated amortization (a)	2,221	2,256

Total inventories, net	5,646	5,655
Less: current portion of inventory, net (b)	(2,392)	(2,477)

Total noncurrent inventories, net	$3,254	$3,178

(a)

Does not include $460 million and $491 million of net intangible film library costs as of June 30, 2010 and 2009, respectively, which are included in intangible assets subject to amortization in the consolidated balance sheets. (See Note 9 - Goodwill and Other Intangible Assets for further details)

(b)	Current inventory as of June 30, 2010 and 2009 is comprised of programming rights ($2,057 million and $2,149 million, respectively), books, DVDs, paper, and other merchandise.

As of June 30, 2010, the Company estimated that approximately 71% of unamortized filmed entertainment costs from the completed films are expected to be amortized during fiscal 2011 and approximately 96% of released filmed entertainment costs will be amortized within the next three fiscal years. During fiscal 2011, the Company expects to pay $1,200 million in accrued participation liabilities, which are included in participations, residuals and royalties payable on the consolidated balance sheets. At June 30, 2010, acquired film and television libraries had remaining unamortized film costs of $86 million, which are generally amortized using the individual film forecast method over a remaining period of approximately one to 11 years.

NEWS CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE 6. INVESTMENTS

As of June 30, 2010, the Company’s investments were comprised of the following:

		Ownership Percentage		As of June 30,
				2010	2009
Equity method investments:				(in millions)
British Sky Broadcasting Group plc (1)	U.K. DBS operator	39%		$1,159	$877
Sky Network Television Ltd. (1)	New Zealand media company	44%		343	305
Sky Deutschland AG (1)	German pay-TV operator	45	%(2)	326	437
NDS	Digital technology company	49%		286	232
Other equity method investments		various		893	707
Fair value of available-for-sale investments		various		225	150
Other investments		various		283	249

				$3,515	$2,957

(1)

The market value of the Company’s investment in BSkyB, Sky Network Television Ltd., and Sky Deutschland AG (formerly Premiere AG) (“Sky Deutschland”) was $7,205 million, $592 million and $429 million at June 30, 2010, respectively.

(2)

During fiscal 2010, the Company acquired additional shares of Sky Deutschland, increasing its ownership from approximately 38% at June 30, 2009 to approximately 45% at June 30, 2010. (See Fiscal Year 2010 Transactions below for further discussion)

The cost basis, unrealized gains, unrealized losses and fair market value of available-for-sale investments are set forth below:

	As of June 30,
	2010	2009
	(in millions)
Cost basis of available-for-sale investments	$37	$38
Accumulated gross unrealized gain	189	113
Accumulated gross unrealized loss	(1)	(1)

Fair value of available-for-sale investments	$225	$150

Deferred tax liability	$66	$39

The Company reclassified gains of $3 million, nil and $12 million from accumulated other comprehensive income to the consolidated statements of operations, based on the specific identification method, during the fiscal year ended June 30, 2010, 2009 and 2008, respectively.

Equity Earnings (Losses) of Affiliates

The Company’s share of the earnings (losses) of its equity affiliates was as follows:

	For the years ended June 30,
	2010	2009	2008
	(in millions)
DBS equity affiliates	$341	$(374)	$138
Cable channel equity affiliates	66	59	98
Other equity affiliates	41	6	91

Total equity earnings (losses) of affiliates (a)	$448	$(309)	$327

(a)

The Company’s investment in several of its affiliates exceeded its equity in the underlying net assets by approximately $1.6 billion as of June 30, 2010 and 2009, which represented the excess cost over the Company’s proportionate share of its investments’ underlying net assets. This has been allocated between intangibles with finite lives, indefinite-lived intangibles and goodwill. The finite-lived intangibles primarily represent a trade name and subscriber lists with a weighted average useful life of 16 years.

NEWS CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

In accordance with ASC 350, the Company amortized $7 million and $10 million in fiscal 2010 and 2009, respectively, related to amounts allocated to finite-lived intangible assets. Such amortization is reflected in equity earnings (losses) of affiliates.

Fiscal 2010 Transactions

During fiscal 2010, the Company acquired additional shares of Sky Deutschland, increasing its ownership from approximately 38% at June 30, 2009 to approximately 45% at June 30, 2010. The aggregate cost of the shares acquired was approximately $200 million and the majority of the shares were newly registered shares issued pursuant to a capital increase.

During fiscal 2010, the Company acquired an approximate 9% interest in Rotana Holding FZ-LLC (“Rotana”), which operates a diversified film, television, audio, advertising and entertainment business across the Middle East and North Africa, for $70 million. A significant stockholder of the Company, who owns approximately 7% of the Company’s Class B Common stock, owns a controlling interest in Rotana. The Company has an option to purchase an approximate 9% additional interest for $70 million through November 2011. The Company also has an option to sell its interest in Rotana in fiscal year 2015 at the higher of the price per share based on a bona fide sale offer or the original subscription price.

In June 2010, the Company announced that it had proposed to the board of directors of BSkyB, in which the Company currently has an approximate 39% interest, to make a cash offer of 700 pence per share for the BSkyB shares that the Company does not already own. The Company and the independent members of BSkyB’s board of directors were unable to reach a mutually agreeable price at the time of the public announcement; however, the parties entered into a cooperation agreement pursuant to which the parties agreed to work together to proceed with the regulatory process in order to facilitate a proposed transaction. (See Note 3 – Acquisitions, Disposals and Other Transactions for further discussion)

Fiscal 2009 Transactions

Investment in Sky Deutschland

The Company invested an aggregate of approximately $300 million in shares of Sky Deutschland during fiscal 2009 and, as of June 30, 2009, the Company had an approximate 38% ownership interest in Sky Deutschland.

Impairment of Investments in Sky Deutschland

On October 2, 2008, Sky Deutschland announced guidance on its earnings before interest, taxes and depreciation (“EBITDA”) indicating results substantially below prior guidance for calendar year 2008. Sky Deutschland also announced that it had adopted a new classification of subscribers at September 30, 2008. The day after this announcement, Sky Deutschland experienced a significant decline in its market value. As a result of this decline, the Company’s carrying value in Sky Deutschland exceeded its market value based upon Sky Deutschland’s closing share price of €4.38 on October 3, 2008. The Company believes that this decline was not temporary based on the assessment described below and, accordingly, recorded an impairment charge of $422 million representing the difference between the Company’s carrying value and the market value which was included in Equity earnings (losses) of affiliates in the Company’s consolidated statements of operations for the fiscal year ended June 30, 2009.

In determining if the decline in Sky Deutschland’s market value was other-than-temporary, the Company considered a number of factors: (1) the financial condition, operating performance and near term prospects of Sky Deutschland; (2) the reason for the decline in Sky Deutschland’s fair value; (3) analysts’ ratings and estimates of 12 month share price targets for Sky Deutschland; and (4) the length of time and the extent to which Sky Deutschland’s market value had been less than the carrying value of the Company’s investment.

Other

In August 2008, the Company entered into an agreement providing for the restructuring of the Company’s content acquisition agreements with Balaji Telefilms Ltd (“Balaji”). As part of this restructuring agreement, the Company no longer has representation on Balaji’s board of directors and does not have significant influence in management decisions; therefore, the Company believes that it no longer has the ability to exercise significant influence over Balaji. Accordingly, the Company accounts for its investment in Balaji under the cost method of accounting and the carrying value is adjusted to market value each reporting period as required under ASC 320 “Investments – Debt and Equity Securities.”

NEWS CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

In February 2009, the Company, the Permira Newcos and NDS completed the NDS Transaction, resulting in the Permira Newcos and the Company owning approximately 51% and 49% of NDS, respectively. The Company’s remaining interest in NDS is accounted for under the equity method of accounting. (See Note 3—Acquisitions, Disposals and Other Transactions for further discussion)

Fiscal 2008 Transactions

In March 2008, the Company and its joint venture partner completed a series of transactions and sold its entire interest in the cable systems in Taiwan, in which the Company maintained a noncontrolling interest ownership, to third parties for aggregate cash consideration of approximately $360 million. The Company recognized pre-tax gains totaling approximately $133 million on the sales included in Other, net in the consolidated statements of operations for the fiscal year ended June 30, 2008.

Effective September 30, 2007, NGT, Inc. (“NGT”) gave the Company control over National Geographic Channel US LLC (“NGC US”) in which the Company had a 67% equity interest. Accordingly, the results of NGC US are included in the Company’s consolidated results of operations beginning October 1, 2007. During fiscal 2010, the Company offered distributors of an existing Company-owned cable channel the option to transition subscribers to a new NGC US channel. As a result of the contribution of these subscribers to the new channel, the Company increased its ownership percentage in NGC US to approximately 71% as of June 30, 2010. A minority stockholder has the option to call a portion of the Company’s increased ownership interest in NGCUS upon the new channel’s attainment of certain financial conditions. A minority stockholder has notified the Company of its intention to exercise its call option and will purchase approximately 3% of NGC US.

During fiscal 2008, the Company effectively acquired an additional 27% stake in NGC Network (UK) Limited (“NGC UK”) in exchange for a 23% interest in NGC Network International LLC (“NGC International”) and a 14% interest in NGC Network Latin America LLC (“NGC Latin America”). As a result of this transaction, the Company owns 52% of NGC International, NGC Latin America and NGC UK. In January 2007, the Company obtained operating control over NGC International and NGC Latin America and has included their results in the Company’s consolidated results of operations since January 2007. The Company has included the operating results of NGC UK in the Company’s consolidated results beginning in the fiscal year ended June 30, 2008.

In April 2008, the Company sold its interest in Fox Sports Net Bay Area for approximately $245 million. The Company recorded a gain of approximately $208 million on the disposal which is included in Other, net in the consolidated statements of operations for the fiscal year ended June 30, 2008.

In May 2008, the Company disposed of its entire interest (approximately 41%) in the common stock of Gemstar-TV Guide International, Inc. (“Gemstar”) in exchange for a cash payment of approximately $637 million and approximately 19 million shares of Macrovision Solutions Corporation (“Macrovision”) common stock. The Company sold its shares of Macrovision common stock in June 2008. The Company recorded a net gain of approximately $112 million on the disposals which is included in Other, net in the consolidated statements of operations for the fiscal year ended June 30, 2008.

Impairments of cost method investments

The Company regularly reviews cost method investments for impairments based on criteria that include the extent to which the investment’s carrying value exceeds its related market value, the duration of the market decline, the Company’s ability to hold its investment until recovery and the investment’s financial strength and specific prospects. In the fiscal years ended June 30, 2010, 2009 and 2008, the Company wrote down certain cost method investments by approximately $3 million, $113 million and $125 million, respectively. The write-down in the fiscal year ended June 30, 2009 included a $58 million impairment related to an investment in a sports and entertainment company and a $38 million impairment related to a television content production company. The write-down in the fiscal year ended June 30, 2008 included a $114 million impairment related to an investment in an Asian premium movie channel. The above write-downs are reflected in Other, net in the consolidated statements of operations and were taken as a result of either the deteriorating financial position of the investee or due to a permanent impairment resulting from sustained losses and limited prospects for recovery.

NEWS CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Summarized financial information

Summarized financial information for a significant equity affiliate, determined in accordance with Regulation S-X of the Securities and Exchange Acts of 1934, as amended, accounted for under the equity method is as follows:

	For the years ended June 30,
	2010	2009	2008
	(in millions)
Revenues	$9,341	$8,548	$9,920
Operating income	1,732	1,297	1,450
Net income (loss)	1,387	413	(255)

	As of June 30,
	2010	2009
	(in millions)
Current assets	$2,975	$3,200
Non-current assets	5,145	5,365
Current liabilities	2,545	3,624
Non-current liabilities	3,813	4,029

NOTE 7. FAIR VALUE

In accordance with ASC 820, fair value measurements are required to be disclosed using a three-tiered fair value hierarchy which distinguishes market participant assumptions into the following categories: (i) inputs that are quoted prices in active markets (“Level 1”); (ii) inputs other than quoted prices included within Level 1 that are observable, including quoted prices for similar assets or liabilities (“Level 2”); and (iii) inputs that require the entity to use its own assumptions about market participant assumptions (“Level 3”). Additionally, in accordance with ASC 815, the Company has included additional disclosures about the Company’s derivatives and hedging activities (Level 2).

The table below presents information about financial assets and liabilities carried at fair value on a recurring basis as of June 30, 2010:

		Fair Value Measurements at Reporting Date Using
Description	Total as of June 30, 2010	Quoted Prices in Active Markets for Identical Instruments (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
	(in millions)
Assets
Available-for-sale securities (1)	$225	$225	$—	$—
Derivatives (2)	33	—	33	—

Redeemable Noncontrolling interests (3)	(325)	—	—	(325)

Total	$(67)	$225	$33	$(325)

(1)	See Note 6 – Investments
(2)	Represents derivatives associated with the Company’s foreign exchange forward contracts designated as hedges.

NEWS CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(3)

The Company accounts for the redeemable noncontrolling interests in accordance with ASC 480-10-S99-3A “Distinguishing Liabilities from Equity.” (“ASC 480-10-S99-3A”) because their exercise is outside the control of the Company and, accordingly, as of June 30, 2010, has included the fair value of the redeemable noncontrolling interests in the consolidated balance sheets. The majority of redeemable noncontrolling interests recorded at fair value are a put arrangement held by the noncontrolling interests in one of the Company’s majority-owned RSNs, in a majority-owned outdoor marketing subsidiary and in one of the Company’s Asian general entertainment television joint ventures.

The fair value of the redeemable noncontrolling interest in the Company’s RSN was determined by using a discounted earnings before interest, taxes, depreciation and amortization valuation model, assuming a 9% discount rate.

As the Company is currently exploring the possible disposal of its majority–owned outdoor marketing subsidiary, the Company applied the market approach in valuing its redeemable noncontrolling interest.

The fair value of the redeemable noncontrolling interest in the Asian general entertainment television joint venture was determined using a discounted cash flow analysis assuming a multiple of ten times terminal year EBITDA.

The changes in fair value of liabilities classified as Level 3 measurements during the fiscal year ended June 30, 2010 are as follows (in millions):

Beginning of period	$(343)
Total gains (losses) included in net income	(9)
Total gains (losses) included in other comprehensive income	3
Other	24

End of period	$(325)

Financial Instruments

The carrying value of the Company’s financial instruments, including cash and cash equivalents, receivables, payables and cost investments, approximates fair value.

The aggregate fair value of the Company’s borrowing at June 30, 2010 was approximately $15.0 billion compared with a carrying value of approximately $13.3 billion and, at June 30, 2009, was approximately $13.5 billion compared with a carrying value of approximately $14.3 billion. Fair value is generally determined by reference to market values resulting from trading on a national securities exchange or in an over-the-counter market.

Foreign Currency Forward Contracts

The Company uses financial instruments designated as cash flow hedges primarily to hedge certain exposures to foreign currency exchange risks associated with the cost for producing or acquiring films and television programming abroad. The notional amount of foreign exchange forward contracts with foreign currency risk outstanding at June 30, 2010 and 2009 was $511 million and $395 million, respectively. As of June 30, 2010 and 2009, the fair values of the foreign exchange forward contracts of approximately $33 million and $3 million, respectively were recorded in the underlying hedged balances. The Company’s foreign currency forward contracts are valued using an income approach based on the present value of the forward rate less the contract rate multiplied by the notional amount. The potential loss in fair value for such financial instruments for a 10% adverse change in quoted foreign currency exchange rates would be approximately $3 million and $33 million, respectively.

The effective changes in fair value of derivatives designated as cash flow hedges for June 30, 2010 of $30 million were recorded in accumulated other comprehensive income with foreign currency translation adjustments. The ineffective changes in fair value of derivatives designated as cash flow hedges were immaterial. Amounts are reclassified from accumulated other comprehensive income when the underlying hedged item is recognized in earnings. During the fiscal year ended June 30, 2010, the Company reclassified gains and (losses) of approximately $3 million and $(5) million, respectively, from other comprehensive income to net income. Amounts reclassified from other comprehensive income to net income during the fiscal years ended June 30, 2009 and 2008 were not material. The Company expects to reclassify approximately $28 million of the gains included in other comprehensive income at June 30, 2010 during fiscal 2011. Cash flows from the settlement of foreign exchange forward contracts (which generally occurs within 12 months from the inception of the contracts) offset cash flows from the underlying hedged item and are included in operating activities in the consolidated statements of cash flows.

NEWS CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Concentrations of Credit Risk

Cash and cash equivalents are maintained with several financial institutions. The Company has deposits held with banks that exceed the amount of insurance provided on such deposits. Generally, these deposits may be redeemed upon demand and are maintained with financial institutions of reputable credit and, therefore, bear minimal credit risk.

The Company’s receivables did not represent significant concentrations of credit risk at June 30, 2010 or June 30, 2009 due to the wide variety of customers, markets and geographic areas to which the Company’s products and services are sold.

The Company monitors its positions with, and the credit quality of, the financial institutions which are counterparties to its financial instruments. The Company is exposed to credit loss in the event of nonperformance by the counterparties to the agreements. At June 30, 2010, the Company did not anticipate nonperformance by any of the counterparties.

NOTE 8. PROPERTY, PLANT AND EQUIPMENT

	Useful Lives	As of June 30,
		2010	2009
		(in millions)
Land		$351	$355
Buildings and leaseholds	2 to 50 years	3,388	3,360
Machinery and equipment	2 to 30 years	7,520	7,335

		11,259	11,050
Less accumulated depreciation and amortization		(5,634)	(5,301)

		5,625	5,749
Construction in progress		355	496

Total property, plant and equipment, net		$5,980	$6,245

Depreciation and amortization related to property, plant and equipment was $994 million, $942 million and $1,009 million for the fiscal years ended June 30, 2010, 2009 and 2008, respectively. This includes depreciation of set-top boxes in the DBS segment of $189 million, $152 million and $142 million for the fiscal years ended June 30, 2010, 2009 and 2008, respectively.

Total operating lease expense was approximately $558 million, $563 million and $497 million for the fiscal years ended June 30, 2010, 2009 and 2008, respectively.

NOTE 9. GOODWILL AND OTHER INTANGIBLE ASSETS

The carrying values of the Company’s intangible assets and related accumulated amortization were as follows:

	For the years ended June 30,
	2010	2009
	(in millions)
Intangible assets not subject to amortization
FCC licenses	$2,404	$2,404
Distribution networks	751	748
Publishing rights & imprints	513	508
Newspaper mastheads	2,001	2,176
Other	1,318	1,338

Total intangible assets not subject to amortization	6,987	7,174
Film library, net (1)	460	491
Other intangible assets, net (2)	859	1,260

Total intangibles, net	$8,306	$8,925

(1)	Net of accumulated amortization of $163 million and $132 million as of June 30, 2010 and June 30, 2009, respectively. The average useful life of the film library was 20 years.

NEWS CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(2)	Net of accumulated amortization of $541 million and $447 million as of June 30, 2010 and June 30, 2009, respectively. The average useful life of other intangible assets ranges from three to 25 years.

Intangible assets decreased $619 million during the fiscal year ended June 30, 2010 as compared to fiscal 2009 primarily due to a reduction of $392 million related to the disposition of the financial indexes businesses at the Publishing segment, an impairment of $52 million recorded at the Other segment relating to the Fox Mobile business and amortization expense, which were partially offset by foreign exchange fluctuations.

The changes in the carrying value of goodwill, by segment, are as follows:

	Balance as of June 30, 2009	Disposals	Foreign Exchange Movements	Adjustments	Balance as of June 30, 2010
	(in millions)
Cable Network Programming	$6,151	$—	$(2)	$18	$6,167
Filmed Entertainment	1,071	—	—	—	1,071
Television	1,906	—	—	—	1,906
Direct Broadcast Satellite Television	616	—	(76)	—	540
Publishing	3,527	(453)	95	—	3,169
Other	1,111	(100)	5	(120)	896

Total goodwill	$14,382	$(553)	$22	$(102)	$13,749

During the fiscal year ended June 30, 2010, goodwill decreased approximately $633 million, primarily due to disposals resulting in a reduction of $553 million and adjustments of $102 million, which were partially offset by foreign exchange fluctuations of $22 million. The disposals primarily related to the disposition of the financial indexes businesses at the Publishing segment resulting in a reduction of $451 million. Adjustments included impairments of $137 million recorded at the Other segment relating to the News Outdoor and Fox Mobile businesses, partially offset by increases for final purchase price allocations of $25 million and new acquisitions of $10 million. The final purchase price allocations related to the acquisition of a majority interest in an Asian general entertainment company as part of the formation of the Star Jupiter venture and the acquisition of the VeriSign minority share of the Jamba joint venture.

Annual Impairment Review

The Company’s goodwill impairment reviews are determined using a two-step process. The first step of the process is to compare the fair value of a reporting unit with its carrying amount, including goodwill. In performing the first step, the Company determines the fair value of a reporting unit by primarily using a discounted cash flow analysis and market-based valuation approach methodologies. Determining fair value requires the exercise of significant judgments, including judgments about appropriate discount rates, perpetual growth rates, relevant comparable company earnings multiples and the amount and timing of expected future cash flows. The cash flows employed in the analyses are based on the Company’s estimated outlook and various growth rates have been assumed for years beyond the long-term business plan period. Discount rate assumptions are based on an assessment of the risk inherent in the future cash flows of the respective reporting units. In assessing the reasonableness of its determined fair values, the Company evaluates its results against other value indicators, such as comparable public company trading values. If the fair value of a reporting unit exceeds its carrying amount, goodwill of the reporting unit is not impaired and the second step of the impairment review is not necessary. If the carrying amount of a reporting unit exceeds its fair value, the second step of the goodwill impairment review is required to be performed to estimate the implied fair value of the reporting unit’s goodwill. The implied fair value of goodwill is determined in the same manner as the amount of goodwill recognized in a business combination. That is, the estimated fair value of the reporting unit is allocated to all of the assets and liabilities of that unit (including any unrecognized intangible assets) as if the reporting unit had been acquired in a business combination and the estimated fair value of the reporting unit was the purchase price paid. The implied fair value of the reporting unit’s goodwill is compared with the carrying amount of that goodwill. If the carrying amount of the reporting unit’s goodwill exceeds the implied fair value of that goodwill, an impairment loss is recognized in an amount equal to that excess.

The Company performs impairment reviews consisting of a comparison of the estimated fair value of the Company’s FCC licenses with their carrying amount on a station-by-station basis using a discounted cash flow valuation method, assuming a hypothetical start-up scenario for a broadcast station in each of the markets the Company operates in. The significant assumptions used are the discount rate and terminal growth rates and operating margins, as well as industry data on future advertising revenues in the markets where the Company owns television stations. These assumptions are based on actual historical performance in each market and estimates of future performance in each market.

NEWS CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Fiscal 2010

During the fourth quarter of fiscal 2010, the Company completed its annual impairment review of goodwill and indefinite-lived intangible assets. As part of the annual review process the Company determined that it was more likely than not that its News Outdoor and Fox Mobile businesses, which are considered reporting units under ASC 350, will be sold or otherwise disposed. In connection with such disposal, the Company reviewed these businesses for impairment and recognized a non-cash impairment charge of $200 million in the fiscal year ended June 30, 2010. The impairment charge consisted of a write-down of finite-lived intangible assets of $52 million, a write-down of $137 million in goodwill and a write-down of fixed assets of $11 million. In accordance with ASC 360, the assets and liabilities of both News Outdoor and Fox Mobile were carried at their fair value, measured using the market value approach, as of June 30, 2010. The net income, assets, liabilities and cash flow attributable to the News Outdoor and Fox Mobile operations are not material to the Company in any of the periods presented and, accordingly, have not been presented separately.

Other than the impairment noted above, the Company determined that the goodwill and indefinite-lived intangible assets included in the consolidated balance sheets were not impaired.

Fiscal 2009

During fiscal 2009, the Company performed an interim impairment review in advance of its annual impairment assessment because the Company believed events had occurred and circumstances had changed that would more likely than not reduce the fair value of the Company’s goodwill and indefinite-lived intangible assets below their carrying amounts. These events included: (a) the decline of the price of the Company’s Class A Common Stock and Class B Common Stock below the carrying value of the Company’s stockholders’ equity; (b) the reduced growth in advertising revenues; (c) the decline in the operating profit margins in some of the Company’s advertising-based businesses; and (d) the decline in the valuations of other television stations, newspapers and advertising-based companies as determined by the current trading values of those companies. In addition, the Company performed an annual impairment assessment of goodwill and indefinite-lived intangible assets.

As a result of the impairment reviews performed the Company recorded non-cash impairment charges of approximately $8.9 billion ($7.2 billion, net of tax) during the fiscal year ended June 30, 2009. The charges consisted of a write-down of the Company’s indefinite-lived intangible assets (primarily FCC licenses in the Television segment) of $4.6 billion, a write-down of $4.1 billion of goodwill and a write-down of the Publishing segment’s fixed assets of $185 million in accordance with ASC 360.

Amortization related to finite-lived intangible assets was $191 million, $196 million and $198 million for the fiscal years ended June 30, 2010, 2009 and 2008, respectively.

Based on the current amount of intangible assets subject to amortization, the estimated amortization expense for each of the succeeding five fiscal years is as follows: 2011 - $140 million; 2012 - $126 million; 2013 - $114 million; 2014 - $107 million; and 2015 - $101 million. These amounts may vary as acquisitions and disposals occur in the future and as purchase price allocations are finalized.

NEWS CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE 10. BORROWINGS

	Weighted
	average
	interest rate		Outstanding
	at June 30,	Due date at	As of June 30,
Description	2010	June 30, 2010	2010	2009
			(in millions)
Bank Loans (a)			$80	$173

Public Debt
Senior notes issued under January 1993 indenture (b)	8.60%	2013 -2034	2,220	2,211
Senior notes issued under March 1993 indenture (c) (e)	6.80%	2014 -2096	9,939	10,090
Senior notes issued under August 2009 indenture (d) (e)	6.40%	2020 -2039	1,000	—
Liquid Yield Option™ Notes (f)		2021	81	78
Exchangeable securities (g)			—	1,737

Total public debt			13,240	14,116

Total borrowings			13,320	14,289
Less current portion			129	2,085

Long-term borrowings			$13,191	$12,204

(a)

In August 2006, the Company entered into a loan agreement with Raiffeisen Zentralbank Österreich AG (“RZB”), which was subsequently amended in September 2009. As of June 30, 2010, $78 million was outstanding under this loan agreement, with $46 million classified as current borrowings and the balance to be paid in fiscal 2012. The loan bears interest at LIBOR for a six month period plus a margin of 3.85% per annum. The loans are secured by certain guarantees, bank accounts and share pledges of the Company’s Russian outdoor advertising operating subsidiaries.

(b)

These notes are issued under the Amended and Restated Indenture dated as of January 28, 1993, as supplemented, by and among News America Incorporated, a 100% owned subsidiary of the Company as defined in Rule 3-10(h) of Regulation S-X (“NAI”), the Company as Parent Guarantor and U.S. Bank National Association, as Trustee. These notes are direct unsecured obligations of NAI and rank pari passu with all other unsecured indebtedness of NAI. Redemption may occur, at the option of the holders, at 101% of the principal plus an accrued interest amount in certain circumstances where a change of control is deemed to have occurred. These notes are subject to certain covenants, which, among other things, restrict secured indebtedness to 10% of tangible assets and in certain circumstances limit new senior indebtedness.

(c)

These notes are issued under the Amended and Restated Indenture dated as of March 24, 1993, as supplemented, by and among NAI, the Company, as Parent Guarantor, and The Bank of New York Mellon, as Trustee. These notes are direct unsecured obligations of NAI and rank pari passu with all other unsecured indebtedness of NAI. Redemption may occur, at the option of the holders, at 101% of the principal plus an accrued interest amount in certain circumstances where a change of control is deemed to have occurred. These notes are subject to certain covenants, which, among other things, restrict secured indebtedness to 10% of tangible assets and in certain circumstances limit new senior indebtedness.

(d)

These notes are issued under the Amended and Restated Indenture dated as of August 25, 2009, as supplemented, by and among NAI, the Company, as Parent Guarantor, and The Bank of New York Mellon, as Trustee (“2009 Indenture”). These notes are direct unsecured obligations of NAI and rank pari passu with all other unsecured indebtedness of NAI. Redemption may occur, at the option of the holders, at 101% of the principal plus an accrued interest amount in certain circumstances where a change of control is deemed to have occurred. These notes are subject to certain covenants, which, among other things, limit the Company’s ability and the ability of the Company’s subsidiaries, to create liens and engage in a merger, sale or consolidation transaction. The 2009 Indenture does not contain any financial maintenance covenants.

(e)

In August 2009, NAI issued $400 million of 5.65% Senior Notes due 2020 and $600 million of 6.90% Senior Notes due 2039 for general corporate purposes. The Company received proceeds of approximately $989 million on the issuance of this debt, net of expense.

The Company’s $250 million of 6.75% Senior Debentures due January 2038 were puttable at the option of the holder to the Company in January 2010. The majority of these debentures were not put to the Company in January 2010 and the outstanding debentures which had been classified as current borrowings as of June 30, 2009 were classified as non-current borrowings as of June 30, 2010.

In March 2010, the Company retired its $150 million 4.75% Senior Debentures due 2010.

NEWS CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

In February 2009, the Company issued $700 million of 6.90% Senior Notes due 2019 and $300 million of 7.85% Senior Notes due 2039 for general corporate purposes. The Company received proceeds of approximately $993 million on the issuance of this debt, net of expense.

(f)

In February 2001, the Company issued Liquid Yield OptionTM Notes (“LYONs”) which pay no interest and had an aggregate principal amount at maturity of $1,515 million representing a yield of 3.5% per annum on the issue price. The remaining holders may exchange the LYONs at any time into Class A Common Stock or, at the option of the Company, the cash equivalent thereof at a fixed exchange rate of 24.2966 shares of Class A Common Stock per $1,000 note. The remaining LYONs are redeemable at the option of the holders on February 28, 2011 and February 28, 2016 at a price of $706.82 and $840.73, respectively. The Company, at its election, may satisfy the redemption amounts in cash, Class A Common Stock or any combination thereof. The Company can redeem the LYONs in cash at any time at specified redemption amounts.

On February 28, 2006, 92% of the LYONs were redeemed for cash at the specified redemption amount of $594.25 per LYON. Accordingly, the Company paid an aggregate of approximately $831 million to the holders of the LYONs that had exercised this redemption option.

The remaining LYONs have been classified as current borrowings as of June 30, 2010 due to the holders’ option to redeem the LYONs on February 28, 2011.

The LYONs constitute senior indebtedness of NAI and rank equal in right of payment with all present and future senior indebtedness of NAI. News Corporation has fully and unconditionally guaranteed the LYONs. The LYONs, which have been recorded at a discount, are being accreted using the effective interest rate method.

(g)	See Note 11 – Exchangeable Securities

Ratings of Public Debt

The table below summarizes the Company’s credit ratings as of June 30, 2010.

Rating Agency	Senior Debt		Outlook
Moody’s	Baa1		Stable
Standard & Poor’s	BBB	+	Stable

Original Currencies of Borrowings

Borrowings are payable in the following currencies:

	As of June 30,
	2010	2009
	(in millions)
United States Dollars	$13,188	$14,155
Australian Dollars	130	121
Other currencies	2	13

Total borrowings	$13,320	$14,289

The impact of foreign currency movements on borrowings during the fiscal year ended June 30, 2010 was approximately $9 million.

In May 2007, NAI entered into a credit agreement (the “Credit Agreement”), among NAI as Borrower, the Company as Parent Guarantor, the lenders named therein (the “Lenders”), Citibank, N.A. as Administrative Agent and JPMorgan Chase Bank, N.A. as Syndication Agent. The Credit Agreement provides a $2.25 billion unsecured revolving credit facility with a sub-limit of $600 million available for the issuance of letters of credit. Borrowings are in U.S. dollars only, while letters of credit are issuable in U.S. dollars or Euros. The significant terms of the agreement include the requirement that the Company maintain specific leverage ratios and limitations on secured indebtedness. The Company pays a facility fee of 0.08% regardless of facility usage. The Company pays interest for borrowings at LIBOR plus 0.27% and pays commission fees on letters of credit at 0.27%. The Company pays an additional fee of 0.05% if borrowings under the facility exceed 50% of the committed facility. The interest and fees are based on the Company’s current debt rating. The maturity date is in May 2012, however, NAI may request a $250 million increase in the amount of the credit facility and may also request that the Lenders’ commitments be extended until May 2013. At June 30, 2010, approximately $71 million in standby letters of credit for the benefit of third parties were outstanding.

NEWS CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE 11. EXCHANGEABLE SECURITIES

TOPrS

In November 1996, the Company, through a trust (the “Exchange Trust”) wholly-owned by NAI, issued 10 million 5% TOPrS for aggregate gross proceeds of $1 billion. Such proceeds were invested in (i) preferred securities representing a beneficial interest of NAI’s 5% Subordinated Discount Debentures due November 12, 2016 (the “Subordinated Debentures”) and (ii) 10,000,000 warrants to purchase from NAI ordinary shares of BSkyB (the “Warrants”). During fiscal 2003, approximately 85% of the Company’s outstanding TOPrS and related warrants were redeemed and, in fiscal 2010, the balance of the TOPrS was redeemed for $134 million.

The total net proceeds from the issuance of the TOPrS were allocated between the fair value of the obligation and the fair value of the Warrants on their date of issuance. The fair value of the Warrants was determined at the end of each period using the Black-Scholes method. The original fair value of the obligation was recorded in non-current borrowings and in accordance with ASC 815, the Warrants were reported at fair value and in non-current other liabilities. As a result of the Company’s redemption of the outstanding TOPrS and related warrants during fiscal 2010, there were no TOPrS included in borrowings or non-current liabilities at June 30, 2010. At June 30, 2009, $129 million and $4 million of the TOPrS were included in borrowings and non-current liabilities, respectively, on the consolidated balance sheets.

BUCS

During fiscal 2003, News Corporation Finance Trust II (the “Trust”) issued an aggregate of $1.65 billion 0.75% BUCS representing interests in debentures issued by NAI and guaranteed on a senior basis by the Company and certain of its subsidiaries. The net proceeds from the BUCS issuance were used to purchase approximately 85% of the Company’s outstanding TOPrS. The BUCS were exchangeable at the holders’ option into BSkyB ordinary shares based on an exchange ratio of 77.09 BSkyB ordinary shares per $1,000 original liquidation amount of BUCS. The Trust was able to pay the exchange market value of each BUCS by delivering ordinary shares of BSkyB or a combination of cash and ordinary shares of BSkyB. In fiscal 2010, the Company redeemed all the outstanding BUCS for an aggregate of approximately $1.65 billion in cash.

The total net proceeds from the issuance of the BUCS were allocated between the fair value of the obligation and the fair value of the exchange feature. The fair values of the obligation and the exchange feature were determined by pricing the issuance with and without the exchange feature. The original fair value of the obligation was recorded in non-current borrowings and in accordance with ASC 815, the call option feature of the exchangeable debentures was reported at fair value and in non-current other liabilities. As a result of the Company’s redemption of the outstanding BUCS during fiscal 2010, there were no BUCS included in borrowings or non-current liabilities at June 30, 2010. At June 30, 2009, $1,608 million of the 0.75% BUCS was classified as borrowings on the consolidated balance sheets and no value was ascribed to the exchange feature.

NOTE 12. FILM PRODUCTION FINANCING

The Company enters into arrangements with third parties to co-produce certain of its theatrical productions. These arrangements, which are referred to as co-financing arrangements, take various forms. The parties to these arrangements include studio and non-studio entities. In several of these agreements, other parties control certain distribution rights. The Filmed Entertainment segment records the amounts received for the sale of an economic interest as a reduction of the cost of the film, as the investor assumes full risk for that portion of the film asset acquired in these transactions. The substance of these arrangements is that the third-party investors own an interest in the film and, therefore, receive a participation based on the third-party investor’s contractual interest in the profits or losses incurred on the film. Consistent with the requirements of ASC 926-605 the estimate of the third-party investor’s interest in profits or losses incurred on the film is determined by reference to the ratio of actual revenue earned to date in relation to total estimated ultimate revenues.

NEWS CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE 13. STOCKHOLDERS’ EQUITY

Preferred Stock and Common Stock

Under the News Corporation Restated Certificate of Incorporation, the Company’s Board of Directors (the “Board”) is authorized to issue shares of preferred stock or common stock at any time, without stockholder approval, and to determine all the terms of those shares, including the following:

(i) the voting rights, if any, except that the issuance of preferred stock or series common stock which entitles holders thereof to more than one vote per share requires the affirmative vote of the holders of a majority of the combined voting power of the then outstanding shares of the Company’s capital stock entitled to vote generally in the election of directors;

(ii) the dividend rate and preferences, if any, which that preferred stock or common stock will have compared to any other class; and

(iii) the redemption and liquidation rights and preferences, if any, which that preferred stock or common stock will have compared to any other class.

Any decision by the Board to issue preferred stock or common stock must, however, be taken in accordance with the Board’s fiduciary duty to act in the best interests of the Company’s stockholders. The Company is authorized to issue 100,000,000 shares of preferred stock, par value $0.01 per share. As of June 30, 2010, there were no shares of preferred stock issued or outstanding. The Board has the authority, without any further vote or action by the stockholders, to issue preferred stock in one or more series and to fix the number of shares, designations, relative rights (including voting rights), preferences, qualifications and limitations of such series to the full extent permitted by Delaware law.

The Company has two classes of common stock that are authorized and outstanding, non-voting Class A Common Stock and voting Class B Common Stock.

As of June 30, 2010, there were approximately 47,000 holders of record of shares of Class A Common Stock and 1,300 holders of record of Class B Common Stock.

In the event of a liquidation or dissolution of the Company, or a portion thereof, holders of Class A Common Stock and Class B Common Stock shall be entitled to receive all of the remaining assets of the Company available for distribution to its stockholders, ratably in proportion to the number of shares held by Class A Common Stock holders and Class B Common Stock holders, respectively. In the event of any merger or consolidation with or into another entity, the holders of Class A Common Stock and the holders of Class B Common Stock shall be entitled to receive substantially identical per share consideration.

Stock Repurchase Program

The Board had authorized a total stock repurchase program to $6 billion. The remaining authorized amount under the Company’s stock repurchase program was approximately $1,761 million, excluding commissions at June 30, 2010. The Company did not repurchase any shares during the fiscal years ended June 30, 2010 and 2009. During the fiscal year ended June 30, 2008, the Company repurchased approximately 20 million shares.

The program may be suspended or discontinued at any time.

Dividends

	For the years ended June 30,
	2010	2009	2008
Cash dividend paid per share	$0.135	$0.120
Class A			$0.120
Class B			$0.110

NOTE 14. EQUITY BASED COMPENSATION

News Corporation 2005 Long-Term Incentive Plan

The Company has adopted the News Corporation 2005 Long-Term Incentive Plan (the “2005 Plan”) under which equity based compensation, including stock options, restricted stock, RSUs and other types of awards, may be granted. Such equity grants under the 2005 Plan generally vest over a four-year period and expire ten years from the date of grant. The Company’s employees and directors are eligible to participate in the 2005 Plan. The Compensation Committee of the Board (the “Compensation Committee”) determines the recipients, type of award to be granted and amounts of awards to be granted under the 2005 Plan. Stock options awarded under the 2005 Plan will be granted at exercise prices which are equal to or exceed the market price at the date of grant. The 2005 Plan replaced the News Corporation 2004 Stock Option Plan under which no additional stock options will be granted. The maximum number of shares of Class A Common Stock that may be issued under the 2005 Plan is 165 million shares. At June 30, 2010, the remaining number of shares available for issuance under the 2005 Plan was approximately 130 million. The Company will issue new shares of Class A Common Stock for award upon exercises of stock options or vesting of stock-settled RSUs.

NEWS CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

The fair value of equity-based compensation under the 2005 Plan will be calculated according to the type of award issued.

Stock options and stock appreciation rights (“SARs”) issued under the 2005 Plan will be fair valued using a Black-Scholes option valuation method that uses the following assumptions: expected volatility is based on the historical volatility of the shares underlying the option; expected term of awards granted is derived from the historical activity of the Company’s awards and represents the period of time that the awards granted are expected to be outstanding; weighted average risk-free interest rate is an average of the interest rates of U.S. government bonds with similar lives on the dates of the stock option grants; and dividend yield is calculated as an average of a ten year history of the Company’s yearly dividend divided by the fiscal year’s closing stock price.

RSU awards are grants that entitle the holder to shares of Class A Common Stock or the value of shares of Class A Common Stock as the award vests, subject to the 2005 Plan and such other terms and conditions as the Compensation Committee may establish. RSUs issued under the 2005 Plan are fair valued based upon the fair market value of Class A Common Stock on the grant date. Any person who holds RSUs shall have no ownership interest in the shares of Class A Common Stock to which such RSUs relate until and unless shares of Class A Common Stock are delivered to the holder. All shares of Class A Common Stock reserved for cancelled or forfeited equity-based compensation awards or for awards that are settled in cash become available for future grants. Certain RSU awards are settled in cash and are subject to terms and conditions of the 2005 Plan and such other terms and conditions as the Compensation Committee may establish.

During the fiscal years ended June 30, 2010, 2009 and 2008, the Company issued 6.0 million, 12.0 million and 7.5 million RSUs, respectively, which primarily vest over four years. Outstanding RSUs as of June 30, 2010, 2009 and 2008 are payable in shares of the Class A Common Stock, upon vesting, except for approximately 2 million RSUs outstanding that will be settled in cash. RSUs granted to executive directors are settled in cash and certain awards granted to employees in certain foreign locations are settled in cash. During the fiscal years ended June 30, 2010, 2009 and 2008, approximately 2,352,000, 1,781,000 and 767,000 cash-settled RSUs vested, respectively. Cash paid for vested cash-settled RSUs was approximately $24 million in both of the fiscal years ended June 30, 2010 and 2009 and $25 million during the fiscal year ended June 30, 2008. At June 30, 2010 and 2009, the liability for cash-settled RSUs was approximately $25 million and $52 million, respectively.

Certain executives, who are not named executive officers of the Company, responsible for various business units within the Company had the opportunity to earn a grant of RSUs under the 2005 Plan in fiscal 2010, 2009, and 2008. These awards (the “Performance Awards”) were conditioned upon the attainment of pre-determined operating profit goals for fiscal 2010, 2009 and 2008 by the executive’s particular business unit. If the actual fiscal 2010, 2009 and 2008 operating profit of the executive’s business unit as compared to its pre-determined target operating profit for the fiscal year was within a certain performance goal range, the executive was entitled to receive a grant of RSUs pursuant to a Performance Award. To the extent that it was determined that the business unit’s actual fiscal 2010, 2009 and 2008 operating profit fell within the performance goal range for that fiscal year, the executive received a percentage of his or her annualized base salary, ranging from 0% to 100%, in time-vested RSUs representing shares of Class A Common Stock. The RSUs are generally payable in shares of Class A Common Stock upon vesting and are subject to the participants’ continued employment with the Company.

The following table summarizes the activity related to the Company’s RSUs to be settled in stock:

	Fiscal 2010		Fiscal 2009		Fiscal 2008
		Weighted		Weighted		Weighted
		average		average		average
	Restricted	grant-date	Restricted	grant-date	Restricted	grant-date
	stock units	fair value	stock units	fair value	stock units	fair value
(RSUs in thousands)
Unvested restricted stock units at beginning of the year	13,941	$15.46	11,302	$18.01	10,053	$15.70
Granted	5,147	10.03	9,971	13.04	6,161 (1)	21.16
Vested (2)	(7,711)	14.86	(6,950)	16.03	(4,421)	17.23
Cancelled	(574)	13.05	(382)	16.54	(491)	17.28

Unvested restricted stock units at the end of the year	10,803	$13.43	13,941	$15.46	11,302	$18.01

(1)	Includes 357,000 stock-settled RSUs issued as a result of the acquisition of Dow Jones. (See Note 3 – Acquisitions, Disposals and Other Transactions.)
(2)	The fair value of the Company’s RSUs that vested during the fiscal years ended June 30, 2010, 2009 and 2008 was approximately $86 million, $93 million and $88 million, respectively.

NEWS CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

In fiscal 2011, approximately 11.3 million RSUs were issued in connection with the fiscal 2010 performance targets, twenty-five percent of which will vest as of August 15, 2010. The remaining balance will vest in three equal annual installments, subject to the individual’s continued employment with the Company.

News Corporation 2004 Stock Option Plan and 2004 Replacement Stock Option Plan

As a result of the Company’s reorganization in November 2004, all preferred limited voting ordinary shares which the Company issued stock options over were cancelled and holders received in exchange stock options for shares of Class A Common Stock on a one-for-two basis with no change in the original terms under the News Corporation 2004 Stock Option Plan and 2004 Replacement Stock Option Plan (collectively, the “2004 Plan”). In addition, all other outstanding stock options to purchase preferred limited voting ordinary shares were adjusted to be exercisable into shares of Class A Common Stock subject to the one-for-two share exchange. Prior to the Company’s reorganization in November 2004, stock options were granted to employees with Australian dollar exercise prices.

Under the 2004 Plan, equity grants generally vest over a four-year period and expire ten years from the date of grant. The equity awards were granted with exercise prices that are equal to or exceed the market price at the date of grant and were valued, in Australian dollars. The 2004 Plan automatically terminates in 2014.

Other

The Company operates employee share ownership schemes in the United Kingdom and Ireland. These plans enable employees to enter into fixed-term savings contracts with independent financial institutions linked to an option for Class A Common Stock. The savings contracts can range from three to seven years with an average expected life of four years. During the fiscal years ended June 30, 2009 and 2008, the Company granted approximately 1,103,000 and 493,000 stock options under this scheme, respectively. The Company did not grant any stock options under this scheme in fiscal 2010.

The following table summarizes information about the Company’s stock option transactions for all the Company’s stock option plans (options in thousands):

	Fiscal 2010					Fiscal 2009			Fiscal 2008
	Options	Weighted average exercise price				Options	Weighted average exercise price		Options	Weighted average exercise price
		(in US$)		(in A$)			(in US$)	(in A$)		(in US$)	(in A$)
Outstanding at the beginning of the year	80,536	$16.38		$26.80		85,745	$16.23	$26.74	85,358	$15.52	$26.18
Granted (1)	—	—		—		1,103	7.48	*	7,643	19.65	*
Exercised	(2,082)	12.23		22.35		(186)	10.37	16.35	(5,719)	10.35	16.49
Cancelled	(33,333)	20.45		32.24		(6,126)	12.95	20.36	(1,537)	15.84	26.46

Outstanding at the end of the year (2)	45,121	$13.56		$22.99		80,536	$16.38	$26.80	85,745	$16.23	$26.74

Vested and unvested expected to vest at June 30, 2010	45,121
Exercisable at the end of the year	43,764					78,054			83,715
Weighted average fair value of options granted		*	*	*	*		$1.44	*		$4.28	*

(1)	Fiscal 2008 includes stock options issued as a result of the acquisition of Dow Jones. (See Note 3 – Acquisitions, Disposals and Other Transactions)
(2)	The intrinsic value of options outstanding at June 30, 2010 was not material.
*	Granted in U.S. dollars.
**	No options were granted in fiscal 2010.

NEWS CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

The Company did not grant any stock options in fiscal 2010. The fair value of each stock option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following assumptions used for grants in fiscal years ended June 30, 2009 and 2008:

	2009	2008
Weighted average risk free interest rate	1.56%	3.10%
Dividend yield	1.2%	0.6%
Expected volatility	36.29%	22.16%
Maximum expected life of options	7 years	7 years

The fair value of each outstanding stock option award under the 2004 Plan was estimated on the date of grant using the Black-Scholes option valuation model that uses the following assumptions: expected volatility was based on historical volatility of the Class A Common Stock; expected term of stock options granted was derived from the historical activity of the Company’s stock options and represented the period of time that stock options granted were expected to be outstanding; weighted average risk-free interest rate was an average of the interest rates of U.S. government bonds with similar lives on the dates of the stock option grants; and dividend yield was calculated as an average of a ten year history of the Company’s yearly dividend divided by the fiscal year’s closing stock price.

The exercise prices for the stock options issued prior to the Company’s reorganization in November 2004 are in Australian dollars. The U.S. dollar equivalents presented above have been converted at historical exchange rates; therefore, the proceeds from the exercise of these stock options may differ due to fluctuations in exchange rates in periods subsequent to the date of the grant.

At June 30, 2010, 1,937,000 of the SARs were vested and exercisable. No SARs have been issued since fiscal 2005.

The following table summarizes information about the Company’s stock option transactions (options in thousands):

Tranches	Options Outstanding	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life	Exercisable Options	Weighted Average Exercise Price
(in US$)		(in US$)			(in US$)
$3.14 to $3.93	5	$3.59	2.16	5	$3.59
$6.83 to $8.94	12,909	8.73	2.20	11,985	8.82
$10.40 to $15.58	20,733	13.17	2.41	20,393	13.15
$16.41 to $23.25	11,471	19.70	0.41	11,378	19.71
$25.54	3	25.54	0.01	3	25.54

	45,121	$13.56		43,764	$13.67

The following table summarizes the Company’s equity-based compensation:

	For the years ended June 30,
	2010	2009	2008
	(in millions)

Equity-based compensation	$149	$156	$136

Cash received from exercise of equity-based compensation	$24	$2	$71

Total intrinsic value of stock options exercised	$1	$—	$38

At June 30, 2010, the Company’s total compensation cost related to non-vested stock options and RSUs not yet recognized for all plans presented was approximately $180 million, the majority of which is expected to be recognized over the next two fiscal years. Compensation expense on all equity-based awards is recognized on a straight line basis over the vesting period of the entire award.

The Company recognized a tax (expense) benefit on vested RSUs and stock options exercised of $(10) million, $(7) million and $17 million for the fiscal years ended June 30, 2010, 2009 and 2008, respectively.

NEWS CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NDS Option Schemes

In February 2009, the Company, the Permira Newcos and NDS completed the NDS Transaction, resulting in the Permira Newcos and the Company owning approximately 51% and 49% of NDS, respectively. As a result of the completion of the NDS Transaction, NDS ceased to be a public company and the Company’s remaining interest in NDS is accounted for under the equity method of accounting. (See Note 3 – Acquisitions, Disposals and Other Transactions) Prior to the completion of the NDS Transaction, NDS had three executive share option schemes (“the NDS Plans”). The NDS Plans provided for the grant of options to purchase Series A ordinary shares in NDS and RSU awards that entitled the holder to NDS Series A ordinary shares as the awards vested. In connection with the NDS Transaction, all nonvested equity awards vested and the NDS Plans were terminated.

The Company included approximately $44 million and $17 million of equity-based compensation expense related to NDS awards in its consolidated statements of operations for the fiscal year ended June 30, 2009 and 2008, respectively. The Company also recognized approximately $70 million and $9 million in cash received from exercise of equity-based compensation during the fiscal years ended June 30, 2009 and 2008, respectively. During the fiscal years ended June 30, 2009 and 2008 the fair value of NDS stock options exercised was $73 million and $16 million, respectively.

NOTE 15. RELATED PARTIES

Director transactions

The Company had engaged, prior to May 2010, Mrs. Wendi Murdoch, the wife of Mr. K.R. Murdoch, the Company’s Chairman and Chief Executive Officer, to provide strategic advice for the development of the MySpace business in China. The fees paid to Mrs. Murdoch pursuant to this arrangement were $92,000 in fiscal year ended June 30, 2010 and $100,000 in both the fiscal years ended June 30, 2009 and 2008. Mrs. Murdoch is a Director of MySpace China Holdings Limited (“MySpace China”), a joint venture in which the Company owns a 51.5% interest on a fully diluted basis, which licenses the technology and brand to the local company in China that operates the MySpace China website. Similar to other Directors of MySpace China, Mrs. Murdoch received options over 2.5% of the fully diluted shares of MySpace China that will vest over four years under the MySpace China option plan.

Freud Communications, which is controlled by Matthew Freud, Mr. K.R. Murdoch’s son-in-law, provided external support to the press and publicity activities of the Company during fiscal years 2010, 2009 and 2008. The fees paid by the Company to Freud Communications were approximately $350,000, $473,000 and $669,000 in fiscal years ended June 30, 2010, 2009 and 2008, respectively. At June 30, 2010, there were no outstanding amounts due to or from Freud Communications.

The Shine Group (“Shine”), a television production and distribution company, is controlled by Ms. Elisabeth Murdoch, the daughter of Mr. K.R. Murdoch. Through the normal course of business, certain subsidiaries of the Company have entered into various production and distribution arrangements with Shine. Pursuant to these arrangements, the Company paid Shine an aggregate of approximately $11.9 million and $453,000 in the fiscal years ended June 30, 2010 and 2008, respectively. No amounts were paid to Shine in fiscal year 2009. At June 30, 2010, there were no outstanding amounts due to or from Shine.

Mr. Mark Hurd, a Director of the Company, is also the Chairman and Chief Executive Officer of Hewlett-Packard Company (“HP”). Through the normal course of business, HP sells certain equipment and provides services to the Company and its subsidiaries pursuant to a worldwide agreement entered into by the Company and HP in August 2007. Pursuant to this agreement, the Company paid HP approximately $55 million, $47 million and $68 million in the fiscal years ended June 30, 2010, 2009 and 2008, respectively.

Dr. Roderick R. Paige was a Director of the Company until February 2008 and as a result ceased to be a related party. Upon his resignation from the Board, the Company and Dr. Paige entered into a consultancy arrangement pursuant to which Dr. Paige advised the Company on certain educational matters. The consultancy arrangement was terminated in March 2009. The fees paid by the Company to Dr. Paige pursuant to this arrangement were $240,000 per annum and Dr. Paige received $90,668 in the fiscal year ended June 30, 2008 prior to his resignation from the Board.

Mr. Stanley Shuman, Director Emeritus, and Mr. Kenneth Siskind, son of Mr. Arthur M. Siskind, who is a Director and senior advisor to the Chairman, are Managing Directors of Allen & Company LLC, a U.S. based investment bank, which provided investment advisory services to the Company. No amounts were paid to Allen & Company LLC in the fiscal year 2010. Total fees paid to Allen & Company LLC were $17.5 million and $7.5 million in fiscal 2009 and 2008, respectively.

NEWS CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

In April 2010, the Company acquired an approximate 23% equity stake in Beyond Oblivion, a digital music start-up company, for approximately $9.2 million. Mr. Shuman has an approximate 18% interest in Beyond Oblivion and serves as a member of its board of directors. Mr. Shuman does not receive compensation for his Beyond Oblivion board service.

Other related entities

In the ordinary course of business, the Company enters into transactions with related parties, such as equity affiliates, to purchase and/or sell advertising, the sale of programming, administrative services and supplying digital technology and services for digital pay television platforms. The following table sets forth the net revenue from related parties included in the consolidated statements of operations:

	For the years ended June 30,
	2010	2009	2008
	(in millions)
Related party revenue, net of expense	$503	$587	$1,344

The following table sets forth the amount of accounts receivable due from and payable to related parties outstanding on the consolidated balance sheets:

	As of June 30,
	2010	2009
	(in millions)
Accounts receivable from related parties	$230	$228
Accounts payable to related parties	240	276

Rotana

During fiscal 2010, the Company acquired an approximate 9% interest in Rotana, which operates a diversified film, television, audio, advertising and entertainment business across the Middle East and North Africa, for $70 million. A significant shareholder of the Company, who owns approximately 7% of the Company’s Class B Common stock, owns a controlling interest in Rotana. The Company has an option to purchase an approximate additional 9% interest for $70 million through November 2011. The Company also has an option to sell its interests in Rotana in February 2015 at the higher of the price per share based on a bona fide sale offer or the original subscription price.

Liberty Transaction

In February 2008, the Company completed the Exchange with Liberty. Pursuant to the terms of the Share Exchange Agreement, Liberty exchanged its entire interest in the Company’s common stock for 100% of a wholly-owned subsidiary of the Company, whose holdings consisted of the Company’s approximate 41% interest in DIRECTV, the Three RSNs and $625 million in cash. As a result of the closing of the Exchange, Liberty ceased to be a related party in February 2008. (See Note 3 – Acquisitions, Disposals and Other Transactions for further discussion of the Share Exchange Agreement)

NEWS CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE 16. COMMITMENTS AND CONTINGENCIES

The Company has commitments under certain firm contractual arrangements (“firm commitments”) to make future payments. These firm commitments secure the future rights to various assets and services to be used in the normal course of operations. The following table summarizes the Company’s material firm commitments as of June 30, 2010.

	As of June 30, 2010
	Payments Due by Period
	Total	1 year	2-3 years	4-5 years	After 5 years
	(in millions)
Contracts for capital expenditure	$337	$284	$53	$—	$—
Operating leases (a)
Land and buildings	3,180	349	617	523	1,691
Plant and machinery	1,492	189	354	294	655
Other commitments
Borrowings	13,320	129	532	880	11,779
Sports programming rights (b)	16,027	2,867	5,254	3,033	4,873
Entertainment programming rights	3,269	1,530	1,120	467	152
Other commitments and contractual obligations (c)	3,893	901	1,174	687	1,131

Total commitments, borrowings and contractual obligations	$41,518	$6,249	$9,104	$5,884	$20,281

The Company also has certain contractual arrangements in relation to certain investees that would require the Company to make payments or provide funding if certain circumstances occur (“contingent guarantees”). The Company does not expect that these contingent guarantees will result in any material amounts being paid by the Company in the foreseeable future. The timing of the amounts presented in the table below reflect when the maximum contingent guarantees will expire and does not indicate that the Company expects to incur an obligation to make payments during that time frame.

	As of June 30, 2010
		Amount of Guarantees Expiration Per Period
Contingent guarantees:	Total Amounts Committed	1 year	2 -3 years	4 -5 years	After 5 years
	(in millions)
Sports programming rights (d)	$429	$120	$80	$229	$—
Indemnity (e)	828	27	54	54	693
Letters of credit and other	149	149	—	—	—

	$1,406	$296	$134	$283	$693

(a)

The Company leases transponders, office facilities, warehouse facilities, equipment and microwave transmitters used to carry broadcast signals. These leases, which are classified as operating leases, expire at certain dates through fiscal 2090. In addition, the Company leases various printing plants, which have leases that expire at various dates through fiscal 2095.

(b)

The Company’s contract with MLB gives the Company rights to broadcast certain regular season and post season games, as well as exclusive rights to broadcast MLB’s World Series and All-Star Game through the 2013 MLB season.

Under the Company’s contract with NFL, remaining future minimum payments for program rights to broadcast certain football games are payable over the remaining term of the contract through fiscal 2014.

The Company’s contracts with NASCAR give the Company rights to broadcast certain races and ancillary content through calendar year 2014.

Under the Company’s contract with the Big Ten Conference, remaining future minimum payments for program rights to broadcast certain Big Ten Conference sporting events are payable over the remaining term of the contract through fiscal 2032.

Under the Company’s contract with Italy’s National League Football, remaining future minimum payments for programming rights to broadcast National League Football matches are payable over the remaining term of the contract through fiscal 2012.

NEWS CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

In addition, the Company has certain other local sports broadcasting rights.

(c)	Includes obligations relating to third party printing contracts, television rating services, a distribution agreement and paper purchase obligations.

(d)

A joint-venture in which the Company owns a 50% equity interest, entered into an agreement for global programming rights. Under the terms of the agreement, the Company and the other joint-venture partner have jointly guaranteed the programming rights obligation.

(e)

In connection with the transaction related to the Dow Jones financial index businesses, the Company agreed to indemnify CME with respect to any payments of principal, premium and interest CME makes under its guarantee of the venture financing. (See Note 3 - Acquisitions, Disposals and Other Transactions for further discussion of the transaction)

In accordance with ASC 715, the total accrued benefit liability for pension and other postretirement benefit plans recognized as of June 30, 2010 was approximately $892 million (See Note 17 - Pensions and Other Postretirement Benefits). This amount is effected by, among other items, statutory funding levels, changes in plan demographics and assumptions, and investment returns on plan assets. Because of the current overall funded status of the Company’s material plans, the accrued liability does not represent expected near-term liquidity needs and, accordingly, this amount is not included in the contractual obligations table.

Contingencies

Intermix

On August 26, 2005 and August 30, 2005, two purported class action lawsuits captioned, respectively, Ron Sheppard v. Richard Rosenblatt et. al., and John Friedmann v. Intermix Media, Inc. et al., were filed in the California Superior Court, County of Los Angeles. Both lawsuits named as defendants all of the then incumbent members of the Board of Directors of Intermix Media, Inc. (“Intermix”), including Mr. Rosenblatt, Intermix’s former Chief Executive Officer, and certain entities affiliated with VantagePoint Venture Partners (“VantagePoint”), a former major Intermix stockholder. The complaints alleged that, in pursuing the transaction whereby Intermix was to be acquired by Fox Interactive Media, a subsidiary of the Company (the “FIM Transaction”) and approving the related merger agreement, the director defendants breached their fiduciary duties to Intermix stockholders by, among other things, engaging in self-dealing and failing to obtain the highest price reasonably available for Intermix and its stockholders. The complaints further alleged that the merger agreement resulted from a flawed process and that the defendants tailored the terms of the merger to advance their own interests. The FIM Transaction was consummated on September 30, 2005. The Friedmann and Sheppard lawsuits were subsequently consolidated and, on January 17, 2006, a consolidated amended complaint was filed (the “Intermix Media Shareholder Litigation”). The plaintiffs in the consolidated action sought various forms of declaratory relief, damages, disgorgement and fees and costs. On March 20, 2006, the court ordered that substantially identical claims asserted in a separate state action filed by Brad Greenspan, captioned Greenspan v. Intermix Media, Inc., et al., be severed and related to the Intermix Media Shareholder Litigation. The defendants filed demurrers seeking dismissal of all claims in the Intermix Media Shareholder Litigation and the severed Greenspan claims. On October 6, 2006, the court sustained the demurrers without leave to amend. On December 13, 2006, the court dismissed the complaints and entered judgment for the defendants. Greenspan and plaintiffs in the Intermix Media Shareholder Litigation filed notices of appeal. The Court of Appeal heard arguments on the fully briefed appeal on October 23, 2008. On November 11, 2008, the Court of Appeal issued an unpublished opinion affirming the lower court’s dismissal on all counts. On December 19, 2008, stockholder appellants filed a Petition for Review with the California Supreme Court. The California Supreme Court denied review on February 18, 2009 and the judgment is now final.

In November 2005, plaintiff in a derivative action captioned LeBoyer v. Greenspan et al. pending against various former Intermix directors and officers in the United States District Court for the Central District of California filed a First Amended Class and Derivative Complaint (the “Amended Complaint”). The original derivative action was filed in May 2003 and arose out of Intermix’s restatement of quarterly financial results for its fiscal year ended March 31, 2003. A substantially similar derivative action filed in Los Angeles Superior Court was dismissed based on the inability of the plaintiffs to plead adequately demand futility. Plaintiff LeBoyer’s November 2005 Amended Complaint added various allegations and purported class claims arising out of the FIM Transaction that are substantially similar to those asserted in the Intermix Media Shareholder Litigation. The Amended Complaint also added as defendants the individuals and entities named in the Intermix Media Shareholder Litigation that were not already defendants in the matter. On October 16, 2006, the court dismissed the fourth through seventh claims for relief, which related to the 2003 restatement, finding that the plaintiff is precluded from relitigating demand futility. At the same time, the court asked for further briefing regarding plaintiffs’ standing to assert derivative claims based on the FIM Transaction, including for alleged violation of Section 14(a) of the Exchange Act, the effect of the state judge’s dismissal of the claims in the Greenspan case and the Intermix Media Shareholder Litigation on the remaining direct class action claims alleging breaches of fiduciary duty and other common law claims leading up to

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NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

the FIM Transaction. The parties filed the requested additional briefing in which the defendants requested that the court stay the direct LeBoyer claims pending the resolution of any appeal in the Greenspan case and the Intermix Media Shareholder Litigation. By order dated May 22, 2007, the court granted defendants’ motion to dismiss the derivative claims arising out of the FIM Transaction, and denied the defendants’ request to stay the two remaining direct claims. As explained in more detail in the next paragraph, the court subsequently consolidated this case with the Brown v. Brewer action also pending before the court. On July 11, 2007, plaintiffs filed the consolidated first amended complaint under the Brown case title. See the discussion of the Brown case below for the subsequent developments in the consolidated case.

On June 14, 2006, a purported class action lawsuit, captioned Jim Brown v. Brett C. Brewer, et al., was filed against certain former Intermix directors and officers in the United States District Court for the Central District of California. The plaintiff asserted claims for alleged violations of Section 14a of the Exchange Act and SEC Rule 14a-9, as well as control person liability under Section 20a of the Exchange Act. The plaintiff alleged that certain defendants disseminated false and misleading definitive proxy statements on two occasions: one on December 30, 2003 in connection with the stockholder vote on January 29, 2004 on the election of directors and ratification of financing transactions with certain entities of VantagePoint; and another on August 25, 2005 in connection with the stockholder vote on the FIM Transaction. The complaint named as defendants certain VantagePoint related entities, the former general counsel and the members of the Intermix Board who were incumbent on the dates of the respective proxy statements. Intermix was not named as a defendant, but has certain indemnity obligations to the former officer and director defendants in connection with these claims and allegations. On August 25, 2006, plaintiff amended his complaint to add certain investment banks (the “Investment Banks”) as defendants. Intermix has certain indemnity obligations to the Investment Banks as well. Plaintiff amended his complaint again on September 27, 2006, which defendants moved to dismiss. On February 9, 2007, the case was transferred to Judge George H. King, the judge assigned to the LeBoyer action, on the grounds that it raises substantially related questions of law and fact as LeBoyer, and would entail substantial duplication of labor if heard by different judges. On June 11, 2007, Judge King ordered the Brown case be consolidated with the LeBoyer action, ordered plaintiffs’ counsel to file a consolidated first amended complaint, and further ordered the parties to file a joint brief on defendants’ contemplated motion to dismiss the consolidated first amended complaint. On July 11, 2007, plaintiffs filed the consolidated first amended complaint, which defendants moved to dismiss. By order dated January 17, 2008, Judge King granted defendants’ motion to dismiss the 2003 proxy claims (concerning VantagePoint transactions) and the 2005 proxy claims (concerning the FIM Transaction), as well as a claim against the VantagePoint entities alleging unjust enrichment. The court found it unnecessary to rule on dismissal of the remaining claims, which are related to the 2005 FIM Transaction, because the dismissal disposed of those claims. On February 8, 2008, plaintiffs filed a consolidated second amended complaint, which defendants moved to dismiss on February 28, 2008. By order dated July 15, 2008, the court granted in part and denied in part defendants’ motion to dismiss. The 2003 claims and the claims against the Investment Banks were dismissed with prejudice. The Section 14a, Section 20a and the breach of fiduciary duty claims related to the FIM Transaction remain against the officer and director defendants and the VantagePoint defendants. On November 14, 2008, plaintiff filed a motion for class certification to which defendants filed their opposition on January 14, 2009. On June 22, 2009, the court granted plaintiff’s motion for class certification, certifying a class of all holders of Intermix common stock from July 18, 2005 through consummation of the FIM Transaction, who were allegedly harmed by defendants’ improper conduct as set forth in the complaint. The parties have completed fact and expert discovery. On June 17, 2010, the court granted in part and denied in part defendants’ summary judgment motion filed on October 19, 2009. Specifically, the court denied plaintiff’s motion for summary adjudication of a factual issue and denied defendants’ motion to exclude plaintiff’s damages expert, which was filed on November 30, 2009. In the court’s June 17 order, the court found that plaintiff could not proceed on any fiduciary duty claim based upon alleged violations of the duty of care, but found material issues of fact prohibiting summary judgment on alleged violations of fiduciary duty of loyalty. On plaintiff’s Section 14a claim, the court found material issues of fact that prohibited summary judgment on the entire claim, but granted defendants’ motion as to certain purported omissions, finding the allegedly omitted information immaterial. Further, the court granted defendants’ motion as to two damage theories for the Section 14a claim, finding benefit of the bargain damages not viable and lost opportunity damages too speculative, and permitting plaintiff to proceed only based upon a theory of out-of-pocket damages. No trial date has been set yet. (See Note 24—Subsequent Events)

News America Marketing

On January 18, 2006, Valassis Communication, Inc. (“Valassis”) sued News America Incorporated, News America Marketing FSI, LLC and News America Marketing Services, In-Store, LLC, each of which are subsidiaries of the Company (collectively “News America”), in the United States District Court for the Eastern District of Michigan (the “Valassis Federal Action”). Valassis’ operative complaint alleged that News America possesses monopoly power in a claimed in-store advertising and promotions market (the “in-store market”) and has used that power to gain an unfair advantage over Valassis in a purported market for coupons distributed by free-standing inserts (“FSIs”). Valassis alleged that News America is attempting to monopolize the purported FSI market by leveraging its alleged monopoly power in the purported in-store market, thereby allegedly violating Section 2 of the Sherman Antitrust Act of 1890, as amended (the “Sherman Act”). Valassis further alleged that News America has unlawfully bundled the sale of in-store marketing products with the sale of FSIs and that such bundling constitutes unlawful tying in violation of Sections 1 and 3 of the Sherman Act. Additionally, Valassis alleged that News America is predatorily pricing its FSI products in violation of Section 2 of the Sherman Act. Valassis also asserted that News America violated various state antitrust statutes and has tortuously interfered with Valassis’ actual or expected business relationships. Valassis’ complaint sought injunctive relief, damages, fees and costs.

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NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

On March 9, 2007, Valassis filed a two-count complaint in Michigan state court against News America (the “Valassis Michigan Action”). That lawsuit, which was based on the same factual allegations as the Valassis Federal Action, alleged that News America tortuously interfered with Valassis’ business relationships and that News America unfairly competed with Valassis. The complaint sought injunctive relief, damages, fees and costs.

On March 12, 2007, Valassis filed a three-count complaint in California state court against News America (the “Valassis California Action”). That lawsuit, which is based on the same factual allegations as the Valassis Federal and Michigan Actions, alleged that News America violated the Cartwright Act (California’s state antitrust law) by unlawfully tying its FSI products to its in-store products, violated California’s Unfair Practices Act by predatorily pricing its FSI products, and unfairly competed with Valassis. The Valassis California Action sought injunctive relief, damages, fees and costs. On May 4, 2007, News America filed a motion to dismiss or, in the alternative stay, that complaint. On June 28, 2007, the court issued a tentative ruling denying the motion and reassigned the case to the Complex Litigation Program. On July 19, 2007, the court denied the motion. The Valassis California Action was stayed until March 2010.

Trial in the Valassis Michigan Action commenced on May 27, 2009. On July 23, 2009, a jury returned a verdict in the amount of $300 million for Valassis. News America filed a motion for new trial, which was denied. News America filed an appeal and posted a bond for $25 million, the maximum bond required under Michigan law.

Trial in the Valassis Federal Action was set to commence on February 2, 2010. As a result of pretrial proceedings and negotiations that occurred in late January 2010 related to the Valassis Federal Action, on January 30, 2010, the Company announced that News America had reached a settlement agreement with Valassis pursuant to which all claims filed by Valassis in all matters have been dismissed with prejudice. The United States District Court for the Eastern District of Michigan oversaw the settlement discussions and approved the terms of the settlement. As part of the settlement, News America paid Valassis $500 million and entered into a ten-year shared mail distribution agreement with Valassis Direct Mail, a Valassis subsidiary. Additionally, the parties also have agreed to a process by which the United States District Court for the Eastern District of Michigan may assess certain future business practices of News America and Valassis. In connection with the settlement, the Valassis Federal Action has been dismissed with prejudice. In addition, the judgment in the Valassis Michigan Action from July 2009 has been satisfied with all related appeals dismissed, and the Valassis California Action has been dismissed with prejudice.

As a result of the settlement, the Company recorded a charge of $500 million in fiscal year ended June 30, 2010. The cost of the new distribution agreement, which was entered into on a fair value basis, will be accounted for prospectively, consistent with the accounting for other similar agreements.

Other

Other than previously disclosed in the notes to these consolidated financial statements, the Company is party to several purchase and sale arrangements which become exercisable over the next ten years by the Company or the counter-party to the agreement. In the next twelve months, none of these arrangements that become exercisable are material. Purchase arrangements that are exercisable by the counter-party to the agreement, and that are outside the sole control of the Company are accounted for in accordance with ASC 480-10-S99-3A. Accordingly, the fair values of such purchase arrangements are classified in Redeemable noncontrolling interests.

The Company experiences routine litigation in the normal course of its business. The Company believes that none of its pending litigation will have a material adverse effect on its consolidated financial condition, future results of operations or liquidity.

The Company’s operations are subject to tax in various domestic and international jurisdictions and as a matter of course, the Company is regularly audited by federal, state and foreign tax authorities. The Company believes it has appropriately accrued for the expected outcome of all pending tax matters and does not currently anticipate that the ultimate resolution of pending tax matters will have a material adverse effect on its consolidated financial condition, future results of operations or liquidity.

NOTE 17. PENSIONS AND OTHER POSTRETIREMENT BENEFITS

The Company participates in and/or sponsors pension and savings plans of various types in a variety of jurisdictions covering, in aggregate, substantially all employees. As of January 1, 2008, the major pension plans and medical plans are closed to new participants (with the exception of groups covered by collective bargaining agreements). The Company has a legally enforceable obligation to contribute to some plans and is not required to contribute to others. Non-U.S. plans include both employee contributory

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NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

and employee non-contributory defined benefit plans and accumulation plans covering all eligible employees. The plans in the United States include both defined benefit pension plans and employee non-contributory and employee contributory accumulation plans covering all eligible employees. The Company makes contributions in accordance with applicable laws or contract terms in each jurisdiction in which the Company operates. The Company’s benefit obligation is calculated using several assumptions which the Company reviews on a regular basis.

The funded status of the plans can change from year to year but the assets of the funded plans has been sufficient to pay all benefits that came due in each of fiscal 2010, 2009 and 2008.

The Company uses a June 30 measurement date for all pension and postretirement benefit plans. The following table sets forth the change in the benefit obligation for the Company’s benefit plans:

	Pension benefits		Postretirement benefits
	As of June 30,
	2010	2009	2010	2009
	(in millions)
Projected benefit obligation, beginning of the year	$2,501	$2,690	$276	$324
Service cost	70	73	5	7
Interest cost	169	159	18	21
Benefits paid	(154)	(122)	(16)	(17)
Actuarial loss (gain) (a)	448	(65)	47	(4)
Foreign exchange rate changes	(55)	(218)	(1)	(4)
Amendments, transfers and other	7	(16)	(19)	(51)

Projected benefit obligation, end of the year	2,986	2,501	310	276

Change in the fair value of plan assets for the Company’s benefit plans:
Fair value of plan assets, beginning of the year	2,018	2,348	—	—
Actual return on plan assets	237	(230)	—	—
Employer contributions	338	214	—	—
Benefits paid	(154)	(122)	—	—
Foreign exchange rate changes	(39)	(196)	—	—
Amendments, transfers and other	4	4	—	—

Fair value of plan assets, end of the year	2,404	2,018	—	—

Funded status	$(582)	$(483)	$(310)	$(276)

(a)	Actuarial losses and gains primarily related to changes in the discount rate utilized in measuring plan obligations at June 30, 2010 and 2009.

Amounts recognized in the consolidated balance sheets consist of:

	Pension benefits		Postretirement benefits
	As of June 30,
	2010	2009	2010	2009
	(in millions)
Amounts recorded in the balance sheet:
Accrued pension/postretirement liabilities	$(582)	$(483)	$(310)	$(276)

Net amount recognized	$(582)	$(483)	$(310)	$(276)

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NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Amounts recognized in accumulated other comprehensive income consist of:

	Pension benefits		Postretirement benefits
	As of June 30,
	2010	2009	2010	2009
	(in millions)
Actuarial losses (gains)	$923	$641	$36	$(13)
Prior service cost (benefit)	17	22	(66)	(62)

Net amounts recognized	$940	$663	$(30)	$(75)

Amounts in accumulated other comprehensive income expected to be recognized as a component of net periodic pension cost in fiscal 2011:

	Pension benefits	Postretirement benefits
	As of June 30,
	2010	2010
	(in millions)
Actuarial losses	$58	$—
Prior service cost (benefit)	4	(18)

Net amounts recognized	$62	$(18)

Accumulated pension benefit obligations at June 30, 2010 and 2009 were $2,706 million and $2,298 million, respectively. Below is information about funded and unfunded pension plans.

	Funded Plans		Unfunded Plans (1)
	As of June 30,
	2010	2009	2010	2009
	(in millions)
Projected benefit obligation	$2,713	$2,254	$273	$247
Accumulated benefit obligation	2,442	2,060	264	238
Fair value of plan assets	2,404	2,018	—	—

(1)

The Company has established an irrevocable grantor trust (the “Trust”), administered by an independent trustee, with the intention of making cash contributions to the Trust to fund certain future pension benefit obligations of the Company. The assets in the Trust are unsecured funds of the Company and can be used to satisfy the Company’s obligations in the event of bankruptcy or insolvency. The fair value of the assets in the Trust at June 30, 2010 was approximately $137 million.

Below is information about pension plans in which the accumulated benefit obligation exceeds fair value of the plan assets.

	Funded Plans		Unfunded Plans
	As of June 30,
	2010	2009	2010	2009
	(in millions)
Projected benefit obligation	$1,179	$1,177	$273	$247
Accumulated benefit obligation	1,152	1,125	264	238
Fair value of plan assets	1,035	1,041	—	—

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NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

The components of net periodic costs were as follows:

	Pension benefits			Postretirement benefits
	For the years ended June 30,
	2010	2009	2008	2010	2009	2008
	(in millions)
Components of net periodic costs:
Service cost benefits earned during the period	$70	$73	$87	$5	$7	$7
Interest costs on projected benefit obligations	169	159	150	18	21	16
Expected return on plan assets	(138)	(143)	(166)	—	—	—
Amortization of deferred losses	41	14	14	—	—	1
Other	12	11	7	(16)	(8)	(6)

Net periodic costs	$154	$114	$92	$7	$20	$18

	Pension benefits			Postretirement benefits
	For the years ended June 30,
	2010	2009	2008	2010	2009	2008
Additional information:

Weighted-average assumptions used to determine benefit obligations
Discount rate	5.7%	7.0%	6.7%	5.5%	6.7%	6.9%
Rate of increase in future compensation	5.2%	5.1%	5.1%	N/A	N/A	N/A
Weighted-average assumptions used to determine net periodic benefit cost
Discount rate	7.0%	6.7%	6.0%	6.7%	6.9%	6.2%
Expected return on plan assets	7.0%	7.0%	7.0%	N/A	N/A	N/A
Rate of increase in future compensation	5.1%	5.1%	5.0%	N/A	N/A	N/A

N/A - not applicable

The following assumed health care cost trend rates at June 30 were also used in accounting for postretirement benefits:

	Postretirement benefits
	Fiscal 2010	Fiscal 2009
Health care cost trend rate	8.0%	8.0%
Rate to which the cost trend rate is assumed to decline (the ultimate trend rate)	5.0%	5.0%
Year that the rate reaches the ultimate trend rate	2019	2015

Assumed health care cost trend rates could have a significant effect on the amounts reported for the postretirement health care plan. The effect of a one percentage point increase and one percentage point decrease in the assumed health care cost trend rate would have the following effects on the results for fiscal 2010:

	Service and interest costs	Benefit Obligation
	(in millions)
One percentage point increase	$2	$26
One percentage point decrease	$(2)	$(22)

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NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

The following table sets forth the estimated benefit payments for the next five fiscal years, and in aggregate for the five fiscal years thereafter. The expected benefits are estimated based on the same assumptions used to measure the Company’s benefit obligation at the end of the fiscal year and include benefits attributable to estimated future employee service:

	Expected benefit payments
	Pension benefits	Postretirement benefits
Fiscal year:	(in millions)
2011	$123	$18
2012	130	19
2013	134	19
2014	136	20
2015	141	21
2016-2019	838	118

The above table shows expected benefits payments for the postretirement benefits after adjusting for U.S. Medicare subsidy receipts. The annual receipts are expected to range from $1 to $2 million.

Plan Assets

In June 2010, the Company adopted the provisions of ASC 715 which expanded the disclosure requirements of defined benefit plans. The expanded disclosure requirements include: (i) investment policies and strategies; (ii) the major categories of plan assets; (iii) the inputs and valuation techniques used to measure plan assets; (iv) the effect of fair value measurements using significant unobservable inputs on changes in plan assets for the period; and (v) significant concentrations of risk within plan assets.

The table below presents the Company’s plan assets by level within the fair value hierarchy as of June 30, 2010:

		Fair Value Measurements at Reporting Date Using
Description	Total as of June 30, 2010	Quoted Prices in Active Markets for Identical Instruments (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
	(in millions)
Assets
Short-term investments	$14	$—	$14	$—
Pooled funds: (a) (b)
Money market funds	338	—	338	—
Domestic equity funds	127	127	—	—
International equity funds	312	258	54	—
Domestic fixed income funds	277	277	—	—
International fixed income funds	300	89	211	—
Balanced funds	452	182	270	—
Common stocks (a)
U.S. common stocks	188	185	3	—
International common stocks	98	98	—	—
Government and agency obligations (c)
Domestic government obligations	31	—	31	—
Domestic agency obligations	102	—	102	—
International government obligations	61	—	61	—
Corporate obligations (c)	44	—	44	—
Partnership interests (a) (d)	26	1	—	25
Other	34	3	22	9

Total	$2,404	$1,220	$1,150	$34

(a)	Common stock, pooled funds and partnerships that are publicly traded are valued at the closing price reported on active markets for which the individual securities are traded.

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NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(b)	Pooled funds that are not publicly traded and short term investment funds are valued at the net asset value of the units provided by the fund issuer.
(c)

The fair value of corporate, government and agency obligations that are not publicly traded are valued based on a compilation of primary observable market information or a broker quote in a non-active market.

(d)	The fair value of partnerships that are not publicly traded are based on fair value obtained from the general partner

The table below sets forth a summary of changes in the fair value of investments reflected as Level 3 assets at June 30, 2010:

	Partnership interests	Other	Total
		(in millions)
Beginning of period	$21	$10	$31
Actual return on plan assets:
Relating to assets still held at June 30, 2010	(4)	—	(4)
Relating to assets sold during the period	4	—	4
Purchases, sales, settlements and issuances	4	—	4
Transfers in and out of Level 3	—	(1)	(1)

End of period	$25	$9	$34

The Company’s investment strategy for its pension plans is to maximize the long-term rate of return on plan assets within an acceptable level of risk in order to minimize the cost of providing pension benefits while maintaining adequate funding levels. The Company’s practice is to conduct a periodic strategic review of its asset allocation. The Company’s current broad strategic targets are to have a pension asset portfolio comprising of 52% equity securities, 37% fixed income securities, 1% in real estate and 10% in cash and other investments. In developing the expected long-term rate of return, the Company considered the pension asset portfolio’s past average rate of returns and future return expectations of the various asset classes. A portion of the other allocation is reserved in short-term cash to provide for expected benefits to be paid in short term. The Company’s equity portfolios are managed in such a way as to achieve optimal diversity. The Company’s fixed income portfolio is investment grade in the aggregate. The Company does not manage any assets internally.

The Company’s benefit plan weighted-average asset allocations, by asset category, are as follows:

	Pension benefits
	As of June 30,
	2010	2009
Asset Category:
Equity securities	36%	41%
Debt securities	40%	39%
Real estate	1%	1%
Cash and other	23%	19%

Total	100%	100%

The Company contributes to multi-employer plans that provide pension and health and welfare benefits to certain employees under collective bargaining agreements. The contributions to these plans were $110 million, $120 million and $116 million for the fiscal years ended June 30, 2010, 2009 and 2008, respectively. In addition, the Company has defined contribution plans for the benefit of substantially all employees meeting certain eligibility requirements. Employer contributions to such plans were $194 million, $199 million and $186 million for the fiscal years ended June 30, 2010, 2009 and 2008, respectively.

The Company expects to continue making discretionary contributions to the plans during fiscal 2011 and in aggregate the pension contributions are expected to be approximately $50 million.

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NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE 18. INCOME TAXES

Income (loss) before income tax expense was attributable to the following jurisdictions:

	For the years ended June 30,
	2010	2009	2008
	(in millions)
United States (including exports)	$2,889	$(5,501)	$6,332
Foreign	434	(38)	989

Income (loss) before income tax expense	$3,323	$(5,539)	$7,321

Significant components of the Company’s provision (benefit) for income taxes were as follows:

	For the years ended June 30,
	2010	2009	2008
	(in millions)
Current:
United States
Federal	$248	$675	$918
State & local	114	127	102
Foreign	189	303	480

Total current	551	1,105	1,500

Deferred	128	(3,334)	303

Total provision (benefit) for income taxes	$679	$(2,229)	$1,803

The reconciliation of income tax attributable to continuing operations computed at the statutory rate to income tax expense was:

	For the years ended June 30,
	2010	2009	2008
U.S. federal income tax rate/(benefit)	35%	(35)%	35%
Tax free Exchange (a)	—	—	(11)
Prior year tax credit recognition	(9)	—	—
Sale of interest in subsidiaries	4	(7)	—
State and local taxes	1	1	1
Effect of foreign taxes	(1)	1	1
Resolution of tax matters	(1)	(19)	—
Non-deductible goodwill on asset impairment (b)	2	26	—
Recognition of tax assets	(8)	(3)	(1)
Permanent differences and Other	(3)	(4)	—

Effective tax rate	20%	(40)%	25%

(a)	See Note 3 – Acquisitions, Disposals and Other Transactions.
(b)	See Note 9 – Goodwill and Other Intangible Assets.

During the fiscal year ended June 30, 2010, the Company made an election to credit certain prior year’s taxes instead of claiming deductions. As a result, a benefit of $312 million was recognized in fiscal 2010.

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NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

The following is a summary of the components of the deferred tax accounts:

	As of June 30,
	2010	2009
	(in millions)
Deferred tax assets:
Net operating loss carryforwards	$394	$459
Capital loss carryforwards	1,237	1,094
Tax credit carryforwards	739	—
Accrued liabilities	624	483

Total deferred tax assets	2,994	2,036

Deferred tax liabilities:
Basis difference and amortization	(3,727)	(3,191)
Revenue recognition	(271)	(289)
Sports rights contracts	(185)	(235)
Other	(65)	(81)

Total deferred tax liabilities	(4,248)	(3,796)

Net deferred tax liabilities before valuation allowance	(1,254)	(1,760)
Less: valuation allowance	(2,089)	(1,370)

Net deferred tax liabilities	$(3,343)	$(3,130)

The Company had net current deferred tax assets of $2 million and $3 million at June 30, 2010 and 2009, respectively, and non-current deferred tax assets of $141 million and $143 million at June 30, 2010 and 2009, respectively. The Company also had non-current deferred tax liabilities of $3,486 million and $3,276 million at June 30, 2010 and 2009, respectively.

At June 30, 2010, the Company had approximately $1.1 billion of net operating loss carryforwards available to offset future taxable income. The majority of these net operating loss carryforwards have an unlimited carryforward period; except for approximately $125 million of operating loss carryforwards related to foreign operations expiring in fiscal year 2011. In accordance with the Company’s accounting policy, valuation allowances of $143 million and $247 million have been established to reflect the expected realization of these net operating losses as of June 30, 2010 and 2009, respectively.

At June 30, 2010, the Company had approximately $4.2 billion of capital loss carryforwards were available to offset future taxable income. Of the total capital loss carryforwards, approximately $300 million expire in three years, with the remaining having no expiration. In accordance with the Company’s accounting policy, valuation allowances of $1.2 billion and $1.1 billion have been established to reflect the expected realization of these capital loss carryforwards as of June 30, 2010 and 2009, respectively.

At June 30, 2010, the Company has approximately $739 million of tax credit carryovers available to offset future income tax expense. This amount resulted from the election to credit certain prior year’s taxes instead of claiming deductions. If these credits are not utilized to offset future income tax expense, the credits will expire starting in fiscal year 2013 through fiscal 2019. In accordance with the Company’s accounting policy, valuation allowances of $739 million have been established to reflect the expected realization of these tax credit carryovers as of June 30, 2010.

NEWS CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

The following table sets forth the change in the accrual for uncertain tax positions, excluding interest and penalties:

	For the year ended June 30,
	2010	2009
	(in millions)
Balance, beginning of period	$458	1,783
Additions for prior year tax positions	15	7
Reduction for prior year tax positions	(230)	(1,332)

Balance, end of period	$243	$458

During the fiscal year ended June 30, 2010, the Company has reduced its accrual for uncertain tax positions by $230 million primarily to reflect the Company’s election to credit certain prior year’s taxes instead of claiming deductions. During the fiscal year ended June 30, 2009, the Company reduced its accrual for uncertain tax positions, net of an increase in current liabilities, by approximately $1.1 billion (including interest) and recognized a non-cash tax benefit of approximately $1.1 billion for the fiscal year ended June 30, 2009 due to the resolution of certain tax matters. The Company recognizes interest and penalty charges related to unrecognized tax benefits as income tax expense, which is consistent with the recognition in prior reporting periods. The Company had recorded liabilities for accrued interest of $49 million and $111 million as of June 30, 2010 and 2009, respectively.

The Company is subject to tax in various domestic and international jurisdictions and, as a matter of ordinary course, the Company is regularly audited by Federal, state and foreign tax authorities. The Company believes it has appropriately accrued for the expected outcome of all other pending tax matters and does not currently anticipate that the ultimate resolution of other pending tax matters will have a material adverse effect on its consolidated financial condition, future results of operations or liquidity. The U.S. Internal Revenue Service is currently examining the Company’s returns for fiscal years 2005, 2006 and 2007. Additionally, the Company’s income tax returns for the years 2000 through 2008 are subject to examination in various foreign jurisdictions. Consequently, it is reasonably possible that uncertain income tax positions may decrease in the next twelve months. However, actual developments in this area could differ from those currently expected. Of the total unrecognized tax benefits at June 30, 2010 of $243 million, approximately $138 million would affect the Company’s effective income tax rate, if and when recognized in future fiscal years.

The Company has not provided for possible U.S. taxes on the undistributed earnings of foreign subsidiaries that are considered to be reinvested indefinitely. Calculation of the unrecognized deferred tax liability for temporary differences related to these earnings is not practicable. Undistributed earnings of foreign subsidiaries considered to be indefinitely reinvested amounted to approximately $6.8 billion at June 30, 2010.

NOTE 19. SEGMENT INFORMATION

The Company regularly reviews its segment reporting and classification. In the first quarter of fiscal 2011, the Company aggregated the previously reported Book Publishing segment, Integrated Marketing Services segment and the Newspapers and Information Services segment to report a new Publishing segment because of changes in how the Company manages and evaluates these businesses as a result of evolving industry trends. The Company has revised its segment information for prior fiscal years to conform to the fiscal 2011 presentation.

The Company is a diversified global media company, which manages and reports its businesses in the following six segments:

•

Cable Network Programming, which principally consists of the production and licensing of programming distributed through cable television systems and direct broadcast satellite operators primarily in the United States, Latin America, Europe and Asia.

•

Filmed Entertainment, which principally consists of the production and acquisition of live-action and animated motion pictures for distribution and licensing in all formats in all entertainment media worldwide, and the production and licensing of television programming worldwide.

•

Television, which principally consists of the broadcasting of network programming in the United States and the operation of 27 full power broadcast television stations, including nine duopolies, in the United States (of these stations, 17 are affiliated with the FOX network and ten are affiliated with MyNetworkTV).

NEWS CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

•	Direct Broadcast Satellite Television, which consists of the distribution of basic and premium programming services via satellite and broadband directly to subscribers in Italy.

•

Publishing, which principally consists of the Company’s newspapers and information services, book publishing and integrated marketing services businesses. The newspapers and information services business principally consists of the publication of four national newspapers in the United Kingdom, the publication of approximately 146 newspapers in Australia, the publication of a metropolitan newspaper and a national newspaper (with international editions) in the United States and the provision of information services. The book publishing business consists of the publication of English language books throughout the world and the integrated marketing services business consists of the publication of free-standing inserts and the provision of in-store marketing products and services in the United States and Canada.

•

Other, which principally consists of the Company’s digital media properties and News Outdoor, an advertising business which offers display advertising in outdoor locations primarily throughout Russia and Eastern Europe.

The Company’s operating segments have been determined in accordance with the Company’s internal management structure, which is organized based on operating activities. The Company evaluates performance based upon several factors, of which the primary financial measures are segment operating income (loss) and segment operating income (loss) before depreciation and amortization.

Segment operating income (loss) does not include: Impairment and restructuring charges, equity earnings (losses) of affiliates, interest expense, net, interest income, other, net, income tax expense and net income attributable to noncontrolling interests. The Company believes that information about segment operating income (loss) assists all users of the Company’s consolidated financial statements by allowing them to evaluate changes in the operating results of the Company’s portfolio of businesses separate from non-operational factors that affect net income, thus providing insight into both operations and the other factors that affect reported results.

Segment operating income (loss) before depreciation and amortization is defined as segment operating income (loss) plus depreciation and amortization and the amortization of cable distribution investments and eliminates the variable effect across all business segments of depreciation and amortization. Depreciation and amortization expense includes the depreciation of property and equipment, as well as amortization of finite-lived intangible assets. Amortization of cable distribution investments represents a reduction against revenues over the term of a carriage arrangement and, as such, it is excluded from segment operating income (loss) before depreciation and amortization.

Total segment operating income and segment operating income (loss) before depreciation and amortization are non-GAAP measures and should be considered in addition to, not as a substitute for, net income (loss), cash flow and other measures of financial performance reported in accordance with GAAP. In addition, these measures do not reflect cash available to fund requirements. These measures exclude items, such as impairment and restructuring charges, which are significant components in assessing the Company’s financial performance. Segment operating income (loss) before depreciation and amortization also excludes depreciation and amortization which are also significant components in assessing the Company’s financial performance.

Management believes that total segment operating income and segment operating income (loss) before depreciation and amortization are appropriate measures for evaluating the operating performance of the Company’s business because they are the primary measures used by the Company’s chief operating decision maker to evaluate the performance and allocate resources within the Company’s businesses. Total segment operating income and segment operating income (loss) before depreciation and amortization provide management, investors and equity analysts measures to analyze operating performance of the Company’s business and its enterprise value against historical data and competitors’ data, although historical results, including total segment operating income and segment operating income (loss) before depreciation and amortization, may not be indicative of future results (as operating performance is highly contingent on many factors, including customer tastes and preferences).

NEWS CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

	For the years ended June 30,
	2010	2009	2008
	(in millions)
Revenues:
Cable Network Programming	$7,038	$6,131	$5,610
Filmed Entertainment	7,631	5,936	6,699
Television	4,228	4,051	5,190
Direct Broadcast Satellite Television	3,802	3,760	3,749
Publishing	8,548	8,167	8,760
Other	1,531	2,378	2,988

Total revenues	$32,778	$30,423	$32,996

Segment operating income (loss):
Cable Network Programming	$2,268	$1,653	$1,356
Filmed Entertainment	1,349	848	1,246
Television	220	191	1,039
Direct Broadcast Satellite Television	230	393	419
Publishing	467	836	1,298
Other	(575)	(363)	(84)

Total segment operating income	3,959	3,558	5,274
Impairment and restructuring charges	(253)	(9,208)	(19)
Equity earnings (losses) of affiliates	448	(309)	327
Interest expense, net	(991)	(927)	(926)
Interest income	91	91	246
Other, net	69	1,256	2,419

Income (loss) before income tax expense	3,323	(5,539)	7,321
Income tax (expense) benefit	(679)	2,229	(1,803)

Net income (loss)	2,644	(3,310)	5,518
Less: Net income attributable to noncontrolling interests	(105)	(68)	(131)

Net income (loss) attributable to News Corporation stockholders	$2,539	$(3,378)	$5,387

Intersegment revenues, generated primarily by the Filmed Entertainment segment, of approximately $894 million, $910 million and $842 million for the fiscal years ended June 30, 2010, 2009 and 2008, respectively, have been eliminated within the Filmed Entertainment segment. Intersegment operating (loss) profit generated primarily by the Filmed Entertainment segment of approximately $(18) million, $(4) million and $23 million for the fiscal years ended June 30, 2010, 2009 and 2008, respectively, have been eliminated within the Filmed Entertainment segment.

NEWS CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

	For the year ended June 30, 2010
	Segment operating income (loss)	Depreciation and amortization	Amortization of cable distribution investments	Segment operating income (loss) before depreciation and amortization
	(in millions)
Cable Network Programming	$2,268	$153	$84	$2,505
Filmed Entertainment	1,349	93	—	1,442
Television	220	85	—	305
Direct Broadcast Satellite Television	230	278	—	508
Publishing	467	385	—	852
Other	(575)	191	—	(384)

Total	$3,959	$1,185	$84	$5,228

	For the year ended June 30, 2009
	Segment operating income (loss)	Depreciation and amortization	Amortization of cable distribution investments	Segment operating income (loss) before depreciation and amortization
	(in millions)
Cable Network Programming	$1,653	$137	$88	$1,878
Filmed Entertainment	848	92	—	940
Television	191	89	—	280
Direct Broadcast Satellite Television	393	227	—	620
Publishing	836	338	—	1,174
Other	(363)	255	—	(108)

Total	$3,558	$1,138	$88	$4,784

	For the year ended June 30, 2008
	Segment operating income (loss)	Depreciation and amortization	Amortization of cable distribution investments	Segment operating income before depreciation and amortization
	(in millions)
Cable Network Programming	$1,356	$102	$80	$1,538
Filmed Entertainment	1,246	88	—	1,334
Television	1,039	88	—	1,127
Direct Broadcast Satellite Television	419	228	—	647
Publishing	1,298	450	—	1,748
Other	(84)	251	—	167

Total	$5,274	$1,207	$80	$6,561

NEWS CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

	For the years ended June 30,
	2010	2009	2008
	(in millions)
Depreciation and amortization
Cable Network Programming	$153	$137	$102
Filmed Entertainment	93	92	88
Television	85	89	88
Direct Broadcast Satellite Television	278	227	228
Publishing	385	338	450
Other	191	255	251

Total depreciation and amortization	$1,185	$1,138	$1,207

Capital expenditures:
Cable Network Programming	$70	$151	$249
Filmed Entertainment	38	65	94
Television	84	103	89
Direct Broadcast Satellite Television	278	173	239
Publishing	312	416	479
Other	132	193	293

Total capital expenditures	$914	$1,101	$1,443

	As of June 30,
	2010	2009
	(in millions)
Total assets:
Cable Network Programming	$12,032	$11,688
Filmed Entertainment	7,122	7,042
Television	6,479	6,378
Direct Broadcast Satellite Television	2,703	2,647
Publishing	13,071	13,669
Other	9,462	8,740
Investments	3,515	2,957

Total assets	$54,384	$53,121

Goodwill and Intangible assets, net:
Cable Network Programming	$6,860	$6,912
Filmed Entertainment	1,886	1,917
Television	4,310	4,310
Direct Broadcast Satellite Television	540	617
Publishing	6,864	7,595
Other	1,595	1,956

Total goodwill and intangibles assets, net	$22,055	$23,307

NEWS CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Geographic Segments

	For the years ended June 30,
	2010	2009	2008
	(in millions)
Revenues:
United States and Canada (1)	$17,812	$16,686	$16,987
Europe (2)	9,628	9,331	10,757
Australasia and Other (3)	5,338	4,406	5,252

Total revenues	$32,778	$30,423	$32,996

(1)	Revenues include approximately $17.3 billion, $16.2 billion and $16.4 billion from customers in the United States in fiscal 2010, 2009 and 2008, respectively.
(2)

Revenues include approximately $2.7 billion, $2.9 billion and $3.7 billion from customers in the United Kingdom in fiscal 2010, 2009 and 2008, respectively, as well as approximately $4.0 billion for both fiscal 2010 and 2009 and $4.1 billion for fiscal 2008 from customers in Italy.

(3)	Revenues include approximately $2.9 billion, $2.5 billion and $3.2 billion from customers in Australia in fiscal 2010, 2009 and 2008, respectively.

	As of June 30,
	2010	2009
	(in millions)
Long-Lived Assets:
United States and Canada	$24,646	$25,319
Europe	5,289	6,035
Australasia and Other	6,425	5,931

Total long-lived assets	$36,360	$37,285

There is no material reliance on any single customer. Revenues are attributed to countries based on location of customers.

Australasia comprises Australia, Asia, Fiji, Papua New Guinea and New Zealand.

NOTE 20. EARNINGS PER SHARE

The following tables set forth the computation of basic and diluted earnings per share under ASC 260, “Earnings per Share” (“ASC 260”):

	For the year ended June 30,
	2010	2009	2008
	(in millions, except per share amounts)
Net income (loss) available to News Corporation stockholders - basic	$2,539	$(3,378)	$5,387
Other	—	—	(1)

Net income (loss) available to News Corporation stockholders - diluted	$2,539	$(3,378)	$5,386

Weighted average shares - basic	2,619	2,613	2,955
Shares issuable under equity-based compensation plans (1)	9	—	16

Weighted average shares - diluted	2,628	2,613	2,971

Income (loss) per share attributable to News Corporation stockholders - basic:	$0.97	($1.29)	$1.82

Income (loss) per share attributable to News Corporation stockholders - diluted:	$0.97	($1.29)	$1.81

(1)

Weighted average common shares outstanding includes the incremental shares that would be issued upon the assumed exercise of stock options and vesting of restricted stock units if the effect is dilutive. Because the Company had a loss from continuing operations in fiscal 2009, no potentially dilutive securities were included in the denominator for computing dilutive earnings per share, since their impact on earnings per share from continuing operations would be anti-dilutive. In accordance with ASC 260, the same shares are used to compute all earnings per share amounts. For the fiscal year ended June 30, 2009, approximately 2 million shares that could potentially dilute basic earnings per share in the future were excluded from the calculation of diluted earnings per share because their inclusion would have been anti-dilutive.

NEWS CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE 21. QUARTERLY DATA (UNAUDITED)

	For the three months ended
	September 30,	December 31,	March 31,	June 30,
	(in millions, except per share amounts)
Fiscal 2010 (a)
Revenues	$7,199	$8,684	$8,785	$8,110
Net income attributable to News Corporation stockholders	571	254	839	875

Income per share attributable to News Corporation stockholders - basic and diluted	$0.22	$0.10	$0.32	$0.33

Stock prices (b)
Class A - High	$12.31	$13.69	$14.46	$16.24
Class A - Low	$8.15	$11.27	$12.41	$12.39

Class B - High	$14.44	$15.93	$17.09	$18.60
Class B - Low	$9.47	$13.24	$14.55	$14.46

Fiscal 2009 (c)
Revenues	$7,509	$7,871	$7,373	$7,670
Net income (loss) attributable to News Corporation stockholders	515	(6,417)	2,727	(203)

Income (loss) per share attributable to News Corporation stockholders - basic and diluted	$0.20	$(2.45)	$1.04	$(0.08)

Stock prices (b)
Class A - High	$14.84	$11.92	$9.85	$10.61
Class A - Low	$11.77	$5.47	$4.99	$6.48

Class B - High	$15.25	$12.08	$10.50	$12.07
Class B - Low	$12.07	$5.91	$5.65	$7.52

(a)

In the quarter ended June 30, 2010, the Company recorded an impairment charge of $200 million (See Note 9 – Goodwill and Other Intangible Assets), a gain on the sale of its Eastern European television stations of $235 million (See Note 3 – Acquisitions, Disposals and Other Transactions) and an income tax benefit of $312 million (See Note 18 – Income Taxes).

(b)

The stock prices reflect the reported high and low closing sales prices for the Class A Common Stock and Class B Common Stock. Since December 29, 2008, the Class A Common Stock and Class B Common Stock have been listed and traded on The NASDAQ Global Select Market, its principal market, under the symbols “NWSA” and “NWS”, respectively. Prior to December 29, 2008, the Class A Common Stock and Class B Common Stock were listed and traded on the New York Stock Exchange under the symbols “NWS.A” and “NWS”, respectively.

(c)

In the quarter ended June 30, 2009, the Company recorded an impairment charge of $452 million (See Note 9 – Goodwill and Other Intangible Assets) and a restructuring charge of $228 million (See Note 4 – Restructuring Programs).

NEWS CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE 22. VALUATION AND QUALIFYING ACCOUNTS

	Balance at beginning of year	Additions	Acquisitions and disposals	Utilization	Foreign exchange	Balance at end of year
	(in millions)
Fiscal 2010
Allowances for returns and doubtful accounts	$(1,158)	$(1,288)	$1	$1,241	$34	$(1,170)
Deferred tax valuation allowance	(1,370)	(1,244)	—	525	—	(2,089)
Fiscal 2009
Allowances for returns and doubtful accounts	(1,089)	(1,498)	—	1,377	52	(1,158)
Deferred tax valuation allowance	(1,406)	(128)	—	164	—	(1,370)
Fiscal 2008
Allowances for returns and doubtful accounts	(1,102)	(1,365)	(13)	1,446	(55)	(1,089)
Deferred tax valuation allowance	(1,562)	(344)	—	500	—	(1,406)

NOTE 23. ADDITIONAL FINANCIAL INFORMATION

Supplemental Cash Flow Information

	For the years ended June 30,
	2010	2009	2008
	(in millions)
Supplemental cash flow information:
Cash paid for income taxes	$(767)	$(1,192)	$(1,867)
Cash paid for interest	(968)	(871)	(873)
Sale of other investments	16	14	12
Purchase of other investments	(101)	(90)	(137)

Supplemental information on businesses acquired:
Fair value of assets acquired	138	650	8,401

Cash acquired	6	3	94
Less: Liabilities assumed	6	97	(2,443)
Noncontrolling interests (increase) decrease	(1)	62	(202)
Cash paid	(149)	(812)	(5,654)

Fair value of equity instruments issued to third parties	—	—	196
Issuance of subsidiary common units	—	—	165

Fair value of equity instruments consideration	$—	$—	$31

NEWS CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

The following table sets forth the components of Other, net included in the accompanying consolidated statements of operations:

	For the years ended June 30,
	2010	2009	2008
	(in millions)
Gain (loss) on the sale of eastern European television stations (a)	$195	$(100)	$—
Loss on the financial indexes business transaction (a)	(23)	—	—
Loss on Photobucket transaction (a)	(32)	—	—
Gain on sale of NDS shares (a)	—	1,249	—
Gain on the sale of the Stations (a)	—	232	—
Gain on the Exchange (a)	—	—	1,676
Gain on sale of UK land (a)	—	—	126
Gain on sale of Fox Sports Net Bay Area (b)	—	—	208
Gain on sale of China Network Systems (b)	4	6	133
Gain on sale of Gemstar (b)	—	—	112
Impairment of cost based investments (b)	(3)	(113)	(125)
Change in fair value of Exchangeable securities (c)	3	77	307
Other	(75)	(95)	(18)

Total Other, net	$69	$1,256	$2,419

(a)	See Note 3 – Acquisitions, Disposals and Other Transactions
(b)	See Note 6 – Investments
(c)

The Company had certain exchangeable debt securities which contained embedded derivatives. Pursuant to ASC 815, these embedded derivatives are not designated as hedges and, as such, changes in their fair value were recognized in Other, net in the consolidated statements of operations. The Company redeemed the exchangeable debt securities in fiscal year 2010. (See Note 11 – Exchangeable Securities)

NOTE 24. SUBSEQUENT EVENTS (UNAUDITED)

During the first quarter of fiscal 2011, the Company increased its investment in Tata Sky Ltd. (“Tata Sky”) for approximately $88 million in cash. As a result of this transaction, the Company increased its interest in Tata Sky to approximately 30% from the 20% it owned at June 30, 2010.

The Company has commitments under certain firm contractual arrangements (“firm commitments”) to make future payments. These firm commitments secure the future rights to various assets and services to be used in the normal course of operations. The total firm commitments and future debt payments as of September 30, 2010 and June 30, 2010 were $43,933 million and $41,518 million, respectively. The increase from June 30, 2010 is primarily due to higher domestic and international sports programming rights, new transponder leases and higher international entertainment programming rights.

The Company declared a dividend of $0.075 per share on both the Class A Common Stock and the Class B Common Stock in the three months ended September 30, 2010, which was paid in October 2010 to stockholders of record on September 8, 2010. The total aggregate dividend paid to stockholders in October 2010 was approximately $197 million.

In August 2010, the Company entered into an agreement with China Media Capital (“CMC”), a media fund in China, to form a joint venture to explore new growth opportunities in China. The Company will transfer the equity and related assets of its STAR China business along with its Fortune STAR Chinese Movie library with a combined value of approximately $140 million. Following this transaction, CMC will hold a 53% controlling stake in the joint venture and the Company will hold a 47% stake, which it will account for under the equity method of accounting. The Company expects to close this transaction in the second quarter of fiscal 2011.

NEWS CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

On August 2, 2010, the Company agreed to backstop €340 million (approximately $450 million) of financing measures that are being initiated by Sky Deutschland. A first step of the financing was completed subsequent to the first quarter of fiscal 2011 and the Company acquired 108 million additional shares of Sky Deutschland increasing its ownership from approximately 45% to 49.9%. The aggregate cost of the shares acquired by the Company was approximately €115 million (approximately $150 million) and the shares were newly registered shares issued pursuant to the capital increase. Proceeds from Sky Deutschland’s rights offering was approximately €177 million as the rights offering was not fully subscribed. In accordance with the backstop, the Company is currently negotiating with Sky Deutschland on a bond issuance that is convertible for up to 53.9 million underlying Sky Deutschland shares, and/or a loan to be provided by the Company. The Company will have the right to convert the bond into equity at any time following a 40-day holding period, subject to certain black-out periods. If not converted, the Company will have the option to redeem the bond for cash upon its maturity in four years. The loan will amount to approximately €163 million less any proceeds from the convertible bond. The financing measures are expected to be completed by no later than January 31, 2011.

On October 21, 2010, the parties in the Intermix litigation agreed to a settlement of the action, which is subject to approval by the court. The terms of the settlement remain confidential pending submission of a formal stipulation of settlement to the court, but they are not material to the Company.

NOTE 25. SUPPLEMENTAL GUARANTOR INFORMATION

In May 2007, NAI, a 100% owned subsidiary of the Company as defined in Rule 3-10(h) of Regulation S-X, entered into the Credit Agreement. The Credit Agreement provides a $2.25 billion unsecured revolving credit facility with a sub-limit of $600 million available for the issuance of letters of credit. Borrowings are in U.S. dollars only, while letters of credit are issuable in U.S. dollars or Euros. The significant terms of the agreement include the requirement that the Company maintain specific leverage ratios and limitations on secured indebtedness. The Company pays a facility fee of 0.08% regardless of facility usage. The Company pays interest for borrowings at LIBOR plus 0.27% and pays commission fees on letters of credit at 0.27%. The Company pays an additional fee of 0.05% if borrowings under the facility exceed 50% of the committed facility. The interest and fees are based on the Company’s current debt rating. The maturity date is in May 2012; however, NAI may request a $250 million increase in the amount of the credit facility and may also request that the Lenders’ commitments be extended until May 2013.

The Parent Guarantor presently guarantees the senior public indebtedness of NAI and the guarantee is full and unconditional. The supplemental condensed consolidating financial information of the Parent Guarantor should be read in conjunction with these consolidated financial statements.

In accordance with rules and regulations of the SEC, the Company uses the equity method to account for the results of all of the non-guarantor subsidiaries, representing substantially all of the Company’s consolidated results of operations, excluding certain intercompany eliminations.

The following condensed consolidating financial statements present the results of operations, financial position and cash flows of NAI, the Company and the subsidiaries of the Company and the eliminations and reclassifications necessary to arrive at the information for the Company on a consolidated basis.

NEWS CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Supplemental Condensed Consolidating Statement of Operations

For the year ended June 30, 2010

(in millions)

	News America Incorporated	News Corporation	Non-Guarantor	Reclassifications and Eliminations	News Corporation and Subsidiaries
Revenues	$1	$—	$32,777	$—	$32,778
Expenses	(323)	—	(28,749)	—	(29,072)
Equity earnings of affiliates	2	—	446	—	448
Interest expense, net	(4,256)	(743)	(10)	4,018	(991)
Interest income	6	—	4,103	(4,018)	91
Earnings (losses) from subsidiary entities	1,744	3,283	—	(5,027)	—
Other, net	644	(1)	(169)	(405)	69

Income (loss) before income tax expense	(2,182)	2,539	8,398	(5,432)	3,323
Income tax (expense) benefit	446	—	(1,716)	591	(679)

Net income (loss)	(1,736)	2,539	6,682	(4,841)	2,644
Less: Net income attributable to noncontrolling interests	—	—	(105)	—	(105)

Net income (loss) attributable to News Corporation stockholders	$(1,736)	$2,539	$6,577	$(4,841)	$2,539

See notes to supplemental guarantor information

NEWS CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Supplemental Condensed Consolidating Statement of Operations

For the year ended June 30, 2009

(in millions)

	News America Incorporated	News Corporation	Non-Guarantor	Reclassifications and Eliminations	News Corporation and Subsidiaries
Revenues	$6	$—	$30,417	$—	$30,423
Expenses	(297)	—	(35,776)	—	(36,073)
Equity (losses) earnings of affiliates	5	—	(314)	—	(309)
Interest expense, net	(2,728)	(1,090)	(115)	3,006	(927)
Interest income	206	—	2,891	(3,006)	91
Earnings (losses) from subsidiary entities	1,434	(2,274)	—	840	—
Other, net	83	(14)	1,187	—	1,256

(Loss) income before income tax expense	(1,291)	(3,378)	(1,710)	840	(5,539)
Income tax benefit	519	—	688	1,022	2,229

Net (loss) income	(772)	(3,378)	(1,022)	1,862	(3,310)
Less: Net income attributable to noncontrolling interests	—	—	(68)	—	(68)

Net (loss) income attributable to News Corporation stockholders	$(772)	$(3,378)	$(1,090)	$1,862	$(3,378)

See notes to supplemental guarantor information

NEWS CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Supplemental Condensed Consolidating Statement of Operations

For the year ended June 30, 2008

(in millions)

	News America Incorporated	News Corporation	Non-Guarantor	Reclassifications and Eliminations	News Corporation and Subsidiaries
Revenues	$7	$—	$32,989	$—	$32,996
Expenses	(343)	—	(27,398)	—	(27,741)
Equity earnings of affiliates	5	—	322	—	327
Interest expense, net	(2,287)	(660)	(622)	2,643	(926)
Interest income	841	27	2,021	(2,643)	246
Earnings (losses) from subsidiary entities	2,213	4,367	—	(6,580)	—
Other, net	561	1,653	205	—	2,419

Income (loss) before income tax expense	997	5,387	7,517	(6,580)	7,321
Income tax (expense) benefit	(245)	—	(1,851)	293	(1,803)

Net income (loss)	752	5,387	5,666	(6,287)	5,518
Less: Net income attributable to noncontrolling interests	—	—	(131)	—	(131)

Net income (loss) attributable to News Corporation stockholders	$752	$5,387	$5,535	$(6,287)	$5,387

See notes to supplemental guarantor information

NEWS CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Supplemental Condensed Consolidating Balance Sheet

At June 30, 2010

(in millions)

	News America Incorporated	News Corporation	Non-Guarantor	Reclassifications and Eliminations	News Corporation and Subsidiaries
ASSETS:
Current Assets:
Cash and cash equivalents	$5,331	$—	$3,378	$—	$8,709
Receivables, net	17	—	6,414	—	6,431
Inventories, net	—	—	2,392	—	2,392
Other	44	—	448	—	492

Total current assets	5,392	—	12,632	—	18,024

Non-current assets:
Receivables	—	—	346	—	346
Inventories, net	—	—	3,254	—	3,254
Property, plant and equipment, net	96	—	5,884	—	5,980
Intangible assets	—	—	8,306	—	8,306
Goodwill	—	—	13,749	—	13,749
Other	269	—	941	—	1,210

Investments
Investments in associated companies and other investments	121	39	3,355	—	3,515

Intragroup investments	48,663	40,483	—	(89,146)	—

Total investments	48,784	40,522	3,355	(89,146)	3,515

TOTAL ASSETS	$54,541	$40,522	$48,467	$(89,146)	$54,384

LIABILITIES AND EQUITY

Current liabilities:
Borrowings	$80	$—	$49	$—	$129
Other current liabilities	20	—	8,713	—	8,733

Total current Liabilities	100	—	8,762	—	8,862

Non-current Liabilities:
Borrowings	13,159	—	32	—	13,191
Other non-current liabilities	200	—	6,265	—	6,465
Intercompany	30,561	15,409	(45,970)	—	—

Redeemable noncontrolling interests	—	—	325	—	325

Total equity	10,521	25,113	79,053	(89,146)	25,541

TOTAL LIABILITIES AND EQUITY	$54,541	$40,522	$48,467	$(89,146)	$54,384

See notes to supplemental guarantor information

NEWS CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Supplemental Condensed Consolidating Balance Sheet

At June 30, 2009

(in millions)

	News America Incorporated	News Corporation	Non-Guarantor	Reclassifications and Eliminations	News Corporation and Subsidiaries
ASSETS:
Current assets:
Cash and cash equivalents	$4,479	$—	$2,061	$—	$6,540
Receivables, net	15	—	6,272	—	6,287
Inventories, net	—	—	2,477	—	2,477
Other	40	—	492	—	532

Total current assets	4,534	—	11,302	—	15,836

Non-current assets:
Receivables	—	—	282	—	282
Inventories, net	—	—	3,178	—	3,178
Property, plant and equipment, net	75	—	6,170	—	6,245
Intangible assets	—	—	8,925	—	8,925
Goodwill	—	—	14,382	—	14,382
Other	241	—	1,075	—	1,316

Investments
Investments in associated companies and other investments	95	41	2,821	—	2,957

Intragroup investments	46,019	37,577	—	(83,596)	—

Total investments	46,114	37,618	2,821	(83,596)	2,957

TOTAL ASSETS	$50,964	$37,618	$48,135	$(83,596)	$53,121

LIABILITIES AND EQUITY

Current liabilities:
Borrowings	$2,008	$—	$77	$—	$2,085
Other current liabilities	22	—	8,532	—	8,554

Total current liabilities	2,030	—	8,609	—	10,639

Non-current liabilities:
Borrowings	12,108	—	96	—	12,204
Other non-current liabilities	235	—	6,068	—	6,303
Intercompany	21,182	14,394	(35,576)	—	—

Redeemable noncontrolling interests	—	—	343	—	343

Total equity	15,409	23,224	68,595	(83,596)	23,632

TOTAL LIABILITIES AND EQUITY	$50,964	$37,618	$48,135	$(83,596)	$53,121

See notes to supplemental guarantor information

NEWS CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Supplemental Condensed Consolidating Statement of Cash Flows

For the year ended June 30, 2010

(in millions)

	News America Incorporated	News Corporation	Non-Guarantor	Reclassifications and Eliminations	News Corporation and Subsidiaries
Operating activities:
Net cash provided by operating activities	$1,912	$331	$1,611	$—	$3,854

Investing activities:
Property, plant and equipment	(44)	—	(870)	—	(914)
Investments	(65)	—	(591)	—	(656)
Proceeds from sale of investments and non-current assets	—	—	1,257	—	1,257

Net cash used in investing activities	(109)	—	(204)	—	(313)

Financing activities:
Borrowings	989	—	38	—	1,027
Repayment of borrowings	(1,940)	—	(140)	—	(2,080)
Issuance of shares	—	24	—	—	24
Repurchase of shares	—	—	—	—	—
Dividends paid	—	(355)	(63)	—	(418)
Other, net	—	—	2	—	2

Net cash used in financing activities	(951)	(331)	(163)	—	(1,445)

Net increase in cash and cash equivalents	852	—	1,244	—	2,096
Cash and cash equivalents, beginning of year	4,479	—	2,061	—	6,540
Exchange movement on opening cash balance	—	—	73	—	73

Cash and cash equivalents, end of year	$5,331	$—	$3,378	$—	$8,709

See notes to supplemental guarantor information

NEWS CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Supplemental Condensed Consolidating Statement of Cash Flows

For the year ended June 30, 2009

(in millions)

	News America Incorporated	News Corporation	Non-Guarantor	Reclassifications and Eliminations	News Corporation and Subsidiaries
Operating activities:

Net cash provided by operating activities	$1,464	$343	$441	$—	$2,248

Investing activities:
Property, plant and equipment	(24)	—	(1,077)	—	(1,101)
Investments	(9)	(28)	(1,251)	—	(1,288)
Proceeds from sale of investments and non-current assets	—	—	1,762	—	1,762

Net cash used in investing activities	(33)	(28)	(566)	—	(627)

Financing activities:
Borrowings	973	—	67	—	1,040
Repayment of borrowings	(200)	—	(143)	—	(343)
Issuance of shares	—	3	1	—	4
Dividends paid	—	(318)	(48)	—	(366)
Purchase of subsidiary shares from noncontrolling interest	—	—	(38)	—	(38)
Other, net	—	—	18	—	18

Net cash provided by (used in) financing activities	773	(315)	(143)	—	315

Net increase (decrease) in cash and cash equivalents	2,204	—	(268)	—	1,936
Cash and cash equivalents, beginning of year	2,275	—	2,387	—	4,662
Exchange movement on opening cash balance	—	—	(58)	—	(58)

Cash and cash equivalents, end of year	$4,479	$—	$2,061	$—	$6,540

See notes to supplemental guarantor information

NEWS CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Supplemental Condensed Consolidating Statement of Cash Flows

For the year ended June 30, 2008

(in millions)

	News America Incorporated	News Corporation	Non-Guarantor	Reclassifications and Eliminations	News Corporation and Subsidiaries
Operating activities:

Net cash provided by (used in) operating activities	$(3,967)	$1,344	$6,548	$—	$3,925

Investing and other activities:
Property, plant and equipment	(10)	—	(1,433)	—	(1,443)
Investments	(85)	(148)	(6,251)	—	(6,484)
Proceeds from sale of investments and non-current assets	—	—	1,580	—	1,580

Net cash used in investing activities	(95)	(148)	(6,104)	—	(6,347)

Financing activities:
Borrowings	1,237	—	55	—	1,292
Repayment of borrowings	(350)	—	(378)	—	(728)
Issuance of shares	—	81	9	—	90
Repurchase of shares	—	(939)	—	—	(939)
Dividends paid	—	(338)	(35)	—	(373)
Purchase of subsidiary shares from noncontrolling interest	—	—	(7)	—	(7)
Other, net	—	—	22	—	22

Net cash (used in) provided by financing activities	887	(1,196)	(334)	—	(643)

Net (decrease) increase in cash and cash equivalents	(3,175)	—	110	—	(3,065)
Cash and cash equivalents, beginning of year	5,450	—	2,204	—	7,654
Exchange movement on opening cash balance	—	—	73	—	73

Cash and cash equivalents, end of year	$2,275	$—	$2,387	$—	$4,662

See notes to supplemental guarantor information

NEWS CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Notes to Supplemental Guarantor Information

(1)	Investments in the Company’s subsidiaries, for purposes of the supplemental consolidating presentation, are accounted for by their parent companies under the equity method of accounting whereby earnings of subsidiaries are reflected in the parent company’s investment account and earnings.

(2)	The guarantees of NAI’s senior public indebtedness constitute senior indebtedness of the Company, and rank pari passu with all present and future senior indebtedness of the Company. Because the factual basis underlying the obligations created pursuant to the various facilities and other obligations constituting senior indebtedness of the Company differ, it is not possible to predict how a court in bankruptcy would accord priorities among the obligations of the Company.